PURCHASE AND SALE AGREEMENT
BY AND BETWEEN
ROCKCLIFF ENERGY OPERATING LLC
(“SELLER”)
AND
TELLURIAN PRODUCTION LLC
(“BUYER”)
DATED TO BE EFFECTIVE AS OF
AUGUST 1, 2017

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i

EXHIBITS AND SCHEDULES
EXHIBITS:
Exhibit “A”    ―     Leases
Exhibit “B-1”    ―    Wells
Exhibit “B-2”    ―     Inventory Locations
Exhibit “C”    ―     Facilities and Equipment
Exhibit “D”    ―     Intentionally Deleted
Exhibit “E-1”    ―     Allocated Values for Wells
Exhibit “E-2”    ―     Allocated Values for Inventory Locations
Exhibit “E-3”    ―     Intentionally Deleted
Exhibit “E-4”    ―     Allocated Value for Facilities and Equipment
Exhibit “F”    ―     Form of Conveyance (Louisiana)
Exhibit “G”    ―     Form of Mineral Deed (Louisiana)
Exhibit “H”    ―     Intentionally Deleted
Exhibit “F”    ―     Transition Services Agreement
SCHEDULES:
Schedule 2.10    ―     Retained Assets
Schedule 5.3    ―     Taxes
Schedule 5.4    ―     Material Contracts
Schedule 5.6    ―     Litigation and Claims
Schedule 5.8    ―     Take-or-Pay Obligations
Schedule 5.9    ―     Production Imbalances
Schedule 5.10    ―     Outstanding Obligations / AFEs
Schedule 5.12    ―     Required Consents
Schedule 5.13    ―     Preferential Purchase Rights
Schedule 5.14    ―     Compliance with Laws
Schedule 5.17    ―     Compliance with Leases
Schedule 11.6    ―     Suspense Accounts

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PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement (this “Agreement”) is dated as of this 6th day of September, 2017 (the “Execution Date”) but to be effective as of the Effective Time, by and between Rockcliff Energy Operating LLC, a Texas limited liability company, whose address is 1301 McKinney Street, Suite 1300, Houston, Texas 77010 (“Seller”), and Tellurian Production LLC, a Delaware limited liability company, whose address is 1201 Louisiana Street, Suite 3100, Houston, Texas 77002 (“Buyer”). Buyer and Seller may sometimes be referred to in this Agreement individually as a “Party” or, collectively, as the “Parties”.
WHEREAS, Buyer desires to purchase the Assets (as defined below) from Seller, and Seller desires to sell the Assets to Buyer on the terms and conditions set forth below.
NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:
ARTICLE 1
DEFINITIONS
“Accounting Referee” has the meaning set forth in Section 19.4(b).
“Additional Interest” has the meaning set forth in Section 7.2.
“Additional Interest Notice” has the meaning set forth in Section 7.2. “Advisor” means Jefferies LLC.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person. The term “control” and its derivatives with respect to any Person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the Preamble.
“Allocated Values” has the meaning set forth in Section 3.5.
“Allocation Schedule” has the meaning set forth in Section 3.6.
“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, any state antitrust or unfair competition law and all other national, federal, state, foreign or multinational laws, including any antitrust, competition or trade regulation laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, attempted monopolization, restraint of trade, lessening of competition, or abusing or maintaining a dominant position. “Antitrust Law” also includes any law that requires one or more parties to a transaction to submit a notification to Governmental Authority with the authority to review certain transactions to determine if such transactions violate any Antitrust Law.
“Applicable Employees” has the meaning set forth in Section 4.4(a).
“Arbitration Panel” has the meaning set forth in Section 19.4(a).
“Asset” or “Assets” has the meaning set forth in Article 2.
“Asset Credit Obligation” has the meaning set forth in Section 14.5.
“Asset Taxes” means ad valorem, property, excise, severance, production, sales, use, and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, income, franchise and similar Taxes and Transfer Taxes.
“Assumed Litigation” means the litigation matters expressly designated as Assumed Litigation on Schedule 5.6, which shall constitute an “Assumed Obligation” for all purposes under this Agreement from and after the Closing.
“Assumed Obligations” has the meaning set forth in Section 15.1(a).
“Base Purchase Price” has the meaning set forth in Section 3.1.
“Benefit Plan” means any pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller or by any trade or business, whether or not incorporated, that together with Seller would be deemed a “single employer” within the meaning of Section 414 of the Code or Section 4001(b) of ERISA (an “ERISA Affiliate”), or under which Seller or any of its ERISA Affiliates has or may have any liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any liability, contingent or otherwise.
“Bossier Shale Formation” means the subsurface depths covered by the geological formations that are generally known as the Bossier Shale Formations, which generally include with respect to the Inventory Locations identified as being included within Area #1 on Exhibit “B-2”, the depths and formations found in the Wood 30-1H Well (API#17-081-20997), with the (i) top at the correlative stratigraphic equivalent to that point found at a measured depth of 10,715 feet on the log of such well and (ii) the base at the correlative stratigraphic equivalent to that point found at a measured depth of 12,630 feet on the log of such well, recognizing that the actual depths will vary across the lands.

“Business Day” means any day, other than Saturday or Sunday, on which commercial banks are open for commercial business with the public in Tulsa, Oklahoma.
“Buyer” has the meaning set forth in the Preamble.
“Buyer’s Auditor” has the meaning set forth in Section 14.8.
“Buyer Group” has the meaning set forth in Section 15.2.
“Casualty Defect” has the meaning set forth in Article 16.
“Claim Notice” has the meaning set forth in Section 15.7(b).
“Claims” means any and all claims, rights, demands, causes of action, liabilities (including civil fines), damages, losses, fines, penalties, sanctions of every kind and character including reasonable fees and expenses of attorneys, technical experts and expert witnesses, judgments or proceedings of any kind or character whatsoever, whether arising or founded in law, equity, statute, contract, tort, strict liability or voluntary settlement and all reasonable expenses, costs and fees (including reasonable attorneys’ fees) in connection therewith.
“Closing” has the meaning set forth in Section 10.4.
“Closing Date” has the meaning set forth in Section 10.4.
“Closing Settlement Statement” has the meaning set forth in Section 10.3.
“COBRA Beneficiaries” has the meaning set forth in Section 4.4(e).
“COBRA Coverage” has the meaning set forth in Section 4.4(e).
“Code” means the Internal Revenue Service Code of 1986, as amended.
“Complete Remediation” means, with respect to an Environmental Defect, a remediation or cure of such Environmental Defect that is substantially completed in accordance with the Lowest Cost Response.
“Confidentiality Agreement” has the meaning set forth in Section 19.2.
“Consents” means any consent, approval, authorizations or permit of, or filing with or notification to, any Governmental Authorities or any other Person which are required to be obtained, made or complied with for or in connection with the sale, assignment or transfer of any Assets in connection with the transactions contemplated hereunder.
“Contracts” means all contract rights directly relating to the Assets, including, but not limited to, any operating agreements, joint venture agreements, unit agreements, orders and decisions of state, tribal and federal regulatory authorities establishing units, unit operating agreements, farm-in and/or farmout agreements, pooling or unitization or commoditization agreements, processing agreements, transportation agreements, gathering and processing agreements, enhanced recovery and injection agreements, balancing agreements, options, drilling agreements, exploration agreements, area of mutual interest agreements, oil and/or gas production sales or marketing agreements, and assignments of operating rights, working interests, subleases and rights above or below certain footage depths or geological formations, to the extent the same are directly related to the Assets; provided, however, that the term “Contract” shall not include any (a) master service contract, (b) other contract or agreement containing or that is otherwise subject to a Required Consent for which Seller does not secure such Required Consent (or a waiver thereof) prior to the Closing from the applicable holder thereof, (c) other contract or agreement containing or that is otherwise subject to a Customary Consent for which Seller does not secure such Customary Consent (or a waiver thereof) prior to the Closing from the applicable holder thereof, and such Contract is excluded from the Assets to be conveyed to Buyer at Closing pursuant to Section 9.1 or (d) Lease, Easement, Surface Agreement, Permit or other instrument creating or evidencing an interest in the Assets or any real or immovable property related to or used in connection with the operation of any Assets.
“Conveyances” means the one or more conveyances, assignments, bills of sale and deeds, in form and substance mutually agreed to by Buyer and Seller, conveying the Assets to Buyer in accordance with the terms of this Agreement, to be executed and delivered in accordance with the provisions of Section 10.5(b).
“Cotton Valley Formation” means the subsurface depths covered by the geological formations that are generally known as the Cotton Valley Formations, which generally include with respect to the Inventory Locations identified as being included within Area #1 on Exhibit “B-2”, the depths and formations found in the Wood 30-1H Well (API#17-081-20997), with the (i) top at the correlative stratigraphic equivalent to that point found at a measured depth of 9,590 feet on the log of such well and (ii) the base at the correlative stratigraphic equivalent to that point found at a measured depth of 10,715 feet on the log of such well, recognizing that the actual depths will vary across the lands.
“Cure Period” has the meaning set forth in Section 7.4.
“Customary Consent” means any Consent to (or that is otherwise applicable to and/or triggered by) the assignment or conveyance of all or any part of any of the Assets (including any of the applicable interests, assets or properties or interests included therein) in connection with the transactions contemplated by this Agreement that (a) is not required to be obtained from, or waived by, the applicable Person (including, for purposes of clarity, any Governmental Authority) that is the holder thereof prior to the Closing (or that is or may be customarily obtained thereafter) and/or (b) cannot be unreasonably withheld, conditioned and/or delayed.
“Deductible Amount” has the meaning set forth in Section 7.6.
“Deeds” means the one or more deeds, in form and substance mutually agreed to by Buyer and Seller, conveying the Assets to Buyer in accordance with the terms of this Agreement, to be executed and delivered in accordance with the provisions of Section 10.5(c).

“Defensible Title” means such title of Seller with respect to the Wells and Inventory Locations, which may be imperfect of record and may require investigation of matters outside of record title to be validated but which, in a reasonable Person’s judgment, can be successfully defended against a claim made by a third party, and that, as of the Execution Date and, subject to Permitted Encumbrances:
(a)    with respect to each Well or Inventory Location, entitles Seller to receive not less than the Net Revenue Interest set forth on Exhibit “B-1” for such Well or Exhibit “B2” for such Inventory Location in the applicable Target Formation for such Inventory Location, except (i) decreases in connection with those operations in which Seller or its successors or assigns may from and after the Execution Date elect to be a non-consenting co-owner, (ii) decreases resulting from the establishment or amendment from and after the Execution Date of pools, units or multi-unit well allocations, (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries, and (iv) as otherwise set forth on Exhibit “B-1” or Exhibit “B-2”, as applicable;
(b)    with respect to each Well or Inventory Location, obligates Seller to bear not more than the Working Interest set forth on Exhibit “B-1” for such Well or Exhibit “B-2” for such Inventory Location in the applicable Target Formation for such Inventory Location, except (i) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, (ii) increases to the extent that such increases are accompanied by a proportionate increase in Seller’s Net Revenue Interest, and (iii) as otherwise set forth on Exhibit “B-1” or Exhibit “B-2”, as applicable;
(c)    is free and clear of all Encumbrances (other than Permitted Encumbrances).
“Deposit” has the meaning set forth in Section 3.2.
“Due Diligence Period” has the meaning set forth in Section 7.1.
“Easements” means rights-of-way, easements, permits, licenses, approvals, servitudes and franchises specifically acquired for, or used in connection with, operations for the exploration and production of oil, gas or other minerals on or from the Interests or otherwise in connection with the Wells, Facilities and Equipment, any gathering system(s) (whether used for the gathering of Hydrocarbons or non-Hydrocarbon substances produced in association therewith, including produced water and saltwater), including, without limitation, the rights to permits and licenses of any nature owned, held or operated in connection with said operations.
“Effective Time” means 12:02 a.m. local time where the Assets are located on August 1, 2017.
“Encumbrance” means any lien, mortgage, security interest, pledge, charge or similar encumbrance.
“Environmental Adjustment” has the meaning set forth in Section 8.2(a).

“Environmental Condition” means (a) a condition existing upon the expiration of the Due Diligence Period with respect to the air, soil, subsurface, surface waters, ground waters and/or sediments that causes a Well, Inventory Location, Facilities and Equipment or Lease (or Seller or any of the Samson Seller Group with respect to a Well, Inventory Location, Facilities and Equipment or Lease) to be in violation of any Environmental Law or (b) the existence as of the expiration of the Due Diligence Period with respect to the Wells, Inventory Locations, Facilities and Equipment and/or Leases or their operation thereof of any environmental pollution, contamination or degradation where remedial or corrective action is presently required (or if known, would be presently required) under Environmental Laws.
“Environmental Defect” means the existence of an Environmental Condition with respect to a Well, Inventory Location, Facilities and Equipment or Lease.
“Environmental Defect Notice” has the meaning set forth in Section 8.1(b).
“Environmental Defect Value” means, with respect to an Environmental Defect, the present value as of the date on which the Due Diligence Period expires (using an annual discount rate of ten percent (10%)) (net to Seller’s interest prior to the consummation of the transaction contemplated by this Agreement) of the Lowest Cost Response for such Environmental Defect.
“Environmental Laws” means any and all present and future laws, statutes, regulations, rules, orders, ordinances, codes, plans, requirements, criteria, standards, decrees, judgments, injunctions, notices, demand letters, licenses or determinations issued, or promulgated by any Governmental Authority now or hereafter in effect, and in each case, as amended or supplemented from time to time, and any applicable administrative or judicial interpretation thereof, pertaining to (a) use, storage, emission, discharge, clean-up, release, or threatened release of pollutants, contaminants, NORM, chemicals, or industrial, toxic or hazardous substances (collectively, “Pollutants”) on or into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Pollutants, (b) health, (c) the environment, or (d) wildlife or natural resources applicable to the Assets and in effect in or for the jurisdiction in which the Assets are located, including the Clean Air Act (Air Pollution Control Act), the Clean Water Act (CWA), the Federal Water Pollution Act, the Rivers and Harbors Act, the Safe Drinking Water Act, the National Environmental Policy Act of 1969 (NEPA), the Endangered Species Act (ESA), the Fish and Wildlife Conservation Act of 1980, the Fish and Wildlife Coordination Act (FWCA), the Oil Pollution Act, the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), the Superfund Amendments and Reauthorization Act of 1986 (SARA), the Resources Conservation and Recovery Act (RCRA), the Toxic Substance Control Act, the Emergency Planning and Community Right-To-Know Act (EPCRA), the Hazardous Materials Transportation Act, the Hazardous and Solid Waste Amendments of 1984 (HSWA), and any and all other applicable present and future federal, state and local laws, statutes, regulations, rules, orders, ordinances, codes, plans, requirements, criteria, standards, decrees, judgments, injunctions, notices, demand letters, licenses or determinations whose purpose is to regulate Pollutants or to conserve or protect health, the environment, wildlife or natural resources as any of the foregoing are now existing or may hereafter be amended or interpreted. Notwithstanding the foregoing, the term “Environmental Laws” does not include (i) good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended by a Governmental Authority, or (ii) the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., as amended, or any other law governing worker health or safety.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” has the meaning set forth in the definition of “Benefit Plan”.
“Escrow Agent” has the meaning set forth in Section 3.2.
“Exchange Act” has the meaning set forth in Section 14.8.
“Excluded Advisor Records” means all (a) agreements and correspondence between any Seller and any Advisor and their respective representatives relating to the transactions contemplated hereby, (b) lists of prospective purchasers for such transactions compiled by or on behalf of Seller or any Advisor, (c) bids submitted by other prospective purchasers of the Assets, (d) analyses by Seller or any Advisor, or any of their respective representatives, of any bids submitted by any prospective purchaser of the Assets, (e) correspondence and confidentiality agreements between or among any Seller or any Advisor, or any of their respective representatives, and any prospective purchaser (other than Buyer), (f) correspondence between or among Seller or any Advisor, or any of their respective representatives, with respect to any of the bids, the prospective purchasers, the engagement or activities of any Advisor or the transactions contemplated in this Agreement, and (g) any offering materials prepared by any Advisor and circulated to prospective purchasers.
“Excluded Records” has the meaning set forth in Section 2.9.
“Execution Date” has the meaning set forth in the Preamble.
“Facilities and Equipment” has the meaning set forth in Section 2.3.
“Filings” has the meaning set forth in Section 14.8.
“Final Settlement Statement” has the meaning set forth in Section 11.3.
“Final Suspense Account Statement” has the meaning set forth in Section 11.6.
“Governmental Authority” or “Governmental Authorities” means any court or tribunal (including an arbitrator or arbitral panel) in any jurisdiction (domestic or foreign) or any federal, tribal, state, county, parish, municipal or other governmental or quasi-governmental body, agency, authority, department, board, commission, bureau, official or other authority or instrumentality.
“Haynesville Shale Formation” means the subsurface depths covered by the geological formations that are generally known as the Haynesville Shale Formations, which generally include with respect to the Inventory Locations identified as being included within Area #1 on Exhibit “B-2”, the depths and formations found in the Wood 30-1H Well (API#17-081-20997), with the (i) top at the correlative stratigraphic equivalent to that point found at a measured depth of 12,630 feet on the log of such well and (ii) the base at the correlative stratigraphic equivalent to that point found at a measured depth of 12,775 feet on the log of such well, recognizing that the actual depths will vary across the lands.
“Hedge Contracts” means any contract to which Seller or any of its Affiliates is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Hydrocarbons” has the meaning set forth in Section 2.4.
“Imbalance” or “Imbalances” means any over-production, under-production, over-delivery, under-delivery or similar imbalance of Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production, under-production, over-delivery under-delivery or similar imbalance arises at the wellhead, pipeline, gathering system, transportation system, processing plant or any other location.
“Inactive Employee” has the meaning set forth in Section 4.4(a)
“Indemnified Party” has the meaning set forth in Section 15.7(a).
“Indemnifying Party” has the meaning set forth in Section 15.7(a).
“Individual Environmental Defect Threshold” has the meaning set forth in Section 8.1(b).
“Individual Title Defect Threshold” has the meaning set forth in Section 7.5(c).
“Interests” has the meaning set forth in Section 2.1(b).
“Inventory Locations” means those certain inventory locations set forth on Exhibit “B‑2”.
“James Lime Formation” means the subsurface depths covered by the geological formations that are generally known as the James Lime Formations, which generally include with respect to the Inventory Locations identified as being included within Area #1 on Exhibit “B-2”, the depths and formations found in the Wood 30-1H Well (API#17-081-20997), with the (i) top at the correlative stratigraphic equivalent to that point found at a measured depth of 5,525 feet on the log of such well and (ii) the base at the correlative stratigraphic equivalent to that point found at a measured depth of 5,815 feet on the log of such well, recognizing that the actual depths will vary across the lands.
“JPMorgan Mortgage” has the meaning set forth in the definition of Permitted Encumbrances.

“Knowledge” means (a) with respect to Seller, the actual knowledge (without any duty of inquiry)of the following Persons: Alan L. Smith, J. Boyd Heath III, Christopher J. Simon and Mandel Selber III and (b) with respect to Buyer, the actual knowledge (without any duty of inquiry) of the following Persons: John Howie and Ami Arief.
“Leasehold Interests” has the meaning set forth in Section 2.1(a).
“Leases” means, collectively, those certain oil, gas and/or mineral leases described on the attached Exhibit “A”.
“Lowest Cost Response” means the response required or allowed under Environmental Laws that addresses the Environmental Defect at the lowest cost as compared to any other response that is required or allowed under any Environmental Laws in effect on the Execution Date.
“Material Contracts” means (a) all area of mutual interests agreements, partnership (other than tax partnerships), joint operating agreements, joint venture and/or exploration, farmout or development program agreements relating to Wells and Leases or otherwise included in the Assets, (b) all of the oil and/or gas production sales, marketing and processing agreements relating to the Wells and Leases, other than such agreements which are terminable by Seller without penalty on sixty (60) or fewer days’ notice, (c) any Contract that constitutes a non-competition agreement or any agreement that purports to restrict, limit or prohibit the manner in which Seller conducts business, (d) any Contract that could reasonably be expected to result in aggregate payments or receipts of revenues by Seller or Buyer with respect to the Assets of more than Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (net to Seller’s interest) during the current or any subsequent year (based solely on the terms thereof and without regard to any expected increase in volumes or revenues), and (e) all Contracts between Seller and an Affiliate of Seller that relate to the Wells and Leases and that will be binding on Buyer after the Closing.
“Mineral Interests” has the meaning set forth in Section 2.1(b).
“Mutual Termination Threshold” has the meaning set forth in Section 7.7(a).
“Net Revenue Interest” means, with respect to any Well set forth in Exhibit “B-1” or Inventory Location set forth in Exhibit “B-2”, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such (a) Well (limited to the applicable currently producing formation as described in Exhibit “B-1” and subject to any reservations, limitations or depth restrictions described in Exhibit “B-1”), or (b) Inventory Location (limited to the applicable Target Formation as described in Exhibit “B-2” and subject to any reservations, limitations or depth restrictions described in Exhibit “B-2”) after satisfaction of all other royalties, overriding royalties, nonparticipating royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons.
“NORM” means naturally occurring radioactive material.
“Notice Period” has the meaning set forth in Section 15.7(c).

“Open Matter” has the meaning set forth in Section 7.5(c).
“Outside Date” has the meaning set forth in Section 18.1(b).
“Party” or “Parties” has the meaning set forth in the Preamble.
“Party Affiliate” has the meaning set forth in Section 19.16.
“Permits” has the meaning set forth in Section 2.8.
“Permitted Encumbrances” means: (a) any third party consents to assignment and similar agreements with respect to which waivers or consents are obtained prior to the Closing or which are typically obtained after the Closing (including any applicable approval(s) from Governmental Authorities and any Customary Consents); (b) easements, rights of way, servitudes, franchises, licenses and permits on, over, across or in respect of any of the Assets which do not materially interfere with the use, operation or development of the Assets; (c) rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets in any manner, and all obligations and duties under all applicable laws, rules and orders of any such Governmental Authority or under any franchise, grant, license or permit issued by any such Governmental Authority; (d) materialmen’s, mechanics’, repairmen’s, employees’, contractors’, operators’, tax and other similar liens or charges arising in the ordinary course of business incidental to the construction, maintenance or operation of any of the Assets which have not yet become due and payable or payment is being withheld as provided by law or are being contested in good faith in the ordinary course of business by appropriate action; (e) any other Encumbrances, contracts, agreements, instruments, Leases, obligations, defects or irregularities of any kind whatsoever affecting the Assets that do not operate to reduce the Net Revenue Interest below that set forth on the applicable Exhibit(s) hereto for such interest or increase the Working Interest above that set forth on the applicable Exhibit(s) hereto without at least a proportionate increase in the corresponding Net Revenue Interest; (f) defects or irregularities arising out of the lack of recorded powers of attorney from any Person to execute and deliver documents on their behalf; (g) defects or irregularities arising out of improper or incomplete acknowledgement, witness, or attestation; (h) any of the matters disclosed on any Exhibit or any Schedule to this Agreement; (i) all approvals or rights to consent by, required notices to, filings with or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas leases or interests therein if they are customarily obtained subsequent to the sale or conveyance (including, for purposes of clarity, any Customary Consents); (j) Preferential Purchase Rights, which are subject to Article 9; (k) Required Consents, which are subject to Article 9; (l) conventional rights of reassignment, including those triggered by Seller’s (or, after the Closing, Buyer’s) express indication of its intention to release or abandon its interest prior to expiration of the primary term or other termination of such interest; (m) conventional rights of reassignment arising in connection with a payout, risk penalty, recoupment period or similar obligation where Seller’s Net Revenue Interest, after reassignment, or Seller’s after-payout interest is reflected on Exhibit “B-1”; (n) any maintenance of uniform interest provision; (o) any UCC-1 filing; (p) any Mortgage, Assignment of As-Extracted Collateral, Security Agreement, Fixture Filing and/or Financing Statement from Samson Credit Group to and for the benefit of JPMorgan Chase Bank, N.A. (each, a “JPMorgan Mortgage”); (s) defects or irregularities that would customarily be waived by a reasonably prudent purchaser, owner or operator of oil and gas properties in the same geographic area where the Assets are located; (r) for the Inventory Locations, any decrease to the Net Revenue Interest set forth on Exhibit “B-2” for such Inventory Location, so long as the net revenue interest of Seller in the corresponding Pooled Unit is equal to or exceeds Seller’s Net Revenue Interest in such Inventory Location; (q) for the Inventory Locations, any increase to the Working Interest set forth on Exhibit “B-2” not accompanied by at least a proportionate increase to the corresponding Net Revenue Interest for such Inventory Location, so long as (i) there is at least a proportionate increase in the net revenue interest of Seller in the corresponding Pooled Unit or (ii) the working interest of Seller in the corresponding Pooled Unit is equal to or less than Seller’s Working Interest in such Inventory Location; (t) any other Encumbrance, obligations, defects or irregularities of any kind whatsoever affecting the Assets as a result of or otherwise related to any re-survey or re-platting of any of the Assets (including, for purposes of clarity, any lands covered thereby, attributable or related thereto or otherwise derived therefrom) at any time from and after the Effective Time; and (u) such other defects or irregularities of title as Buyer may have waived in writing or by which Buyer shall be deemed to have waived pursuant to the provisions of Section 6.3 and Section 7.3.
“Person” means any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization, government or department or agency thereof, or any other entity.
“Pettet Formation” means the subsurface depths covered by the geological formations that are generally known as the Pettet Formations, which generally include with respect to the Inventory Locations identified as being included within Area #1 on Exhibit “B-2”, the depths and formations found in the Wood 30-1H Well (API#17-081-20997), with the (i) top at the correlative stratigraphic equivalent to that point found at a measured depth of 5,980 feet on the log of such well and (ii) the base at the correlative stratigraphic equivalent to that point found at a measured depth of 6,660 feet on the log of such well, recognizing that the actual depths will vary across the lands.
“Phase I Environmental Site Assessment” means a Phase I environmental property assessment of the Assets that satisfies the basic assessment requirements set forth under the current ASTM International Standard Practice for Environmental Site Assessments (Designation E1527-13) or any other visual site assessment or review of records, reports or documents.
“Pipeline Imbalances” has the meaning set forth in Section 13.4.
“Pollutants” has the meaning set forth in the definition of Environmental Laws.
“Pooled Unit” means the lands, formations and depths included within a unit that has been formed pursuant to or under a Contract, or has otherwise been approved by any applicable Governmental Authority.
“Preferential Purchase Right” has the meaning set forth in Section 5.13.
“Property Costs” means (a) all operating, lifting, production, transportation and marketing expenses (including, for purposes of clarity, costs of insurance and regulatory and legal compliance, costs of delay rentals, shut-in payments, royalty payments, and other expenses related to maintenance, ownership or perpetuation of a Lease, Easement, Surface Agreement, Permit or other instrument creating or evidencing an interest in the Assets or any real or immovable property related to or used in connection with the operation of any Assets, title examination and curative actions, Asset Taxes, and gathering, processing and transportation costs in respect of Hydrocarbons produced from the Assets) and capital expenditures (including, for purposes of clarity, bonuses, broker fees and other lease acquisition costs, costs of drilling, completing, reworking, working over and plugging and abandoning wells and costs of acquiring related services, labor and equipment) incurred in the ownership and operation of the Assets in the ordinary course of business (including, for purposes of clarity, pre-paid costs and expenses) and (b) overhead costs (both operated and non-operated) charged to the Assets. Notwithstanding the foregoing, “Property Costs” shall not include any liabilities, losses, costs, and expenses attributable to (i) Claims directly or indirectly arising out of or resulting from actual or claimed personal injury or death, property damage, environmental damage or contamination, other torts, or violations of any laws, (ii) depletion, depreciation, amortization and other noncash accounting entries, (iii) any Claims for indemnification, contribution or reimbursement from any third party with respect to liabilities, losses, costs and expenses of the type described in the preceding subsections (i) and (ii), (iv) Claims of improper calculation or payment of royalties (including overriding royalties and similar burdens on production), (v) curative costs for title and environmental matters and (vi) any costs incurred by a Party in connection with any indemnification obligations hereunder.
“Record Access Date” has the meaning set forth in Section 4.1.
“Records” has the meaning set forth in Section 2.9.
“Records Period” has the meaning set forth in Section 14.8.
“Required Consent” means any Consent that expressly provides in the applicable Lease, Contract or law that the sale or transfer of any applicable Asset without compliance with the terms of such applicable Lease, Contract or law would result in the express termination of all rights of Seller (or Buyer, as Seller’s successor-in-interest) in relation to such Asset; provided, however, that, for purposes of clarity, “Required Consent” shall not include any Customary Consent.
“Retained Assets” has the meaning set forth in Section 2.10.
“Retained Litigation” means all suits, actions, demands, proceedings, lawsuits or other litigation that, as of the Effective Time or the Closing Date, are pending with respect to Seller and that relate to the Assets, including without limitation those litigation matters expressly designated as Retained Litigation on Schedule 5.6, but excluding the Assumed Litigation.
“Retained Obligations” shall mean:
(a)    any and all obligations in any way relating to the Retained Assets or any Assets retained by Seller pursuant to this Agreement, including, but not limited to, the Retained Assets;

(b)    all Property Costs which are for the account of Seller and relating to the time period prior to the Effective Time;
(c)    all Seller Taxes;
(d)    the Retained Litigation;
(e)    any liability of Seller to third parties for personal injury, death or property damage (excluding, for the avoidance of doubt, Environmental Conditions) to the extent occurring before the Closing Date and relating to the ownership and/or operation of the Assets;
(f)    all obligations and liabilities of Seller related to the underpayment of royalties, overriding royalties, net profits interests, production payments and other similar burdens on production attributable to the sale, prior to the Effective Time, of Hydrocarbons produced from or allocable to the Assets, except for such obligations expressly assumed by Buyer as Assumed Obligations;
(g)    any liability of Seller arising prior to Closing under any unclaimed property law or escheat statute;
(h)    any liability for the offsite disposal or transportation by Seller, or by Seller’s agents or representatives of any hazardous substance or Pollutants from the Assets and attributable to the time prior to Closing; and
(i)    subject to Section 4.4, all obligations attributable to or arising out of (i) Seller’s or its Affiliates’ employees, (ii) Seller’s or its Affiliates’ respective Benefit Plans or (iii) Seller’s or its Affiliates’ responsibilities arising under ERISA in respect of any Benefit Plans applicable to any of their respective employees.
“Rockcliff Assumed Obligations” means all of the obligations and liabilities relating to the Assets, including Seller’s ownership or operation thereof, known or unknown, arising from, with respect to, or otherwise associated with or related to the Assets, whether arising or in existence before, on or after the Effective Time (except as expressly provided in this Agreement, including, without limitation, the Retained Obligations), and whether attributable to actions, occurrences or operations conducted before, on or after, the Effective Time (except as expressly provided in this Agreement). The defined terms used in the previous sentence in the definition of Rockcliff Assumed Obligations shall have the meaning set forth in the Samson PSA. Notwithstanding anything in the definition of Rockcliff Assumed Obligations to the contrary, the definition of Rockcliff Assumed Obligations shall only apply to the extent relating to the Assets subject to this Agreement.
“Rodessa Formation” means the subsurface depths covered by the geological formations that are generally known as the Rodessa Formations, which generally include with respect to the Inventory Locations identified as being included within Area #1 on Exhibit “B-2”, the depths and formations found in the Wood 30-1H Well (API#17-081-20997), with the (i) top at the correlative stratigraphic equivalent to that point found at a measured depth of 4,945 feet on the log of such well and (ii) the base at the correlative stratigraphic equivalent to that point found at a measured depth of 5,300 feet on the log of such well, recognizing that the actual depths will vary across the lands.
“Samson PSA” means that Purchase and Sale Agreement dated as of August 1, 2017 by and among Samson Contour Energy E&P, LLC, Samson Lone Star, LLC, Samson Resources Company, Geodyne Resources, Inc., and SGH Enterprises, Inc., collectively as seller and Rockcliff Energy Operating LLC, as buyer.
“Samson Seller Group” means Samson Contour Energy E&P, LLC, Samson Lone Star, LLC, Samson Resources Company, Geodyne Resources, Inc., and SGH Enterprises, Inc., collectively.
“Samson Credit Group” means Samson Contour Energy E&P, LLC, Samson Lone Star, LLC, Samson Resources Company, Geodyne Resources, Inc., and SGH Enterprises, Inc., collectively.
“Samson Operator” shall mean the applicable member of the Samson Seller Group that is serving as operator of particular Assets.
“Scheduled Closing Date” has the meaning set forth in Section 10.4.
“Securities Act” has the meaning set forth in Section 14.8.
“Seller” has the meaning set forth in the Preamble.
“Seller Fundamental Representations” means the representations and warranties of Seller set forth in Section 5.1, Section 5.2, Section 5.11 and Section 5.15.
“Seller Group” has the meaning set forth in Section 15.2.
“Seller Taxes” means any (a) Asset Taxes allocated to Seller under Section 12.1(a) (except to the extent such Asset Taxes are paid by Seller pursuant to Section 12.1(b)), (b) income, franchise or similar Taxes of Seller or any of its Affiliates, (c) Taxes attributable to the Retained Assets, and (d) any other Taxes imposed on or with respect to the ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom that are attributable to any Tax period (or portion thereof) ending prior to the Effective Time.
“Seller Termination Threshold” has the meaning set forth in Section 7.7(b). “Settlement Submission Date” has the meaning set forth in Section 11.3.
“Site Access Agreement” means that certain Site Access Agreement by and between Buyer and Seller entered into concurrently with the execution of this Agreement.
“Straddle Period” means any Tax period beginning before and ending after the Effective Time.
“Surface Agreements” means any contracts, rights, permits, permissions or licenses to use of the surface estate as related to the Assets, including any surface leases, surface use rights or agreements or any similar surface rights, agreements or licenses relating to the Assets; provided, however, that the term “Surface Agreements” shall not include any agreement containing, or that is otherwise subject to, a Required Consent for which Seller does not secure such Required Consent (or a waiver thereof) prior to the Closing from the applicable holder thereof.
“Suspense Accounts” has the meaning set forth in Section 11.6.
“Target Formation” means, as applicable, the Bossier Shale Formation, the Cotton Valley Formation, the Haynesville Shale Formation, the James Lime Formation, the Pettet Formation, the Rodessa Formation, or the Travis Peak (Hosston) Formation.
“Tax” or “Taxes” means all federal, state, local and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer or withholding taxes or other governmental fees or charges imposed by any taxing authority, including any interest, penalties or additional amounts which may be imposed with respect thereto.
“Tax Deferred Exchange” has the meaning set forth in Section 12.5.
“Tax Returns” means any report, return, information statement, payee statement or other information, or any amendment thereof, required to be provided to any Governmental Authority with respect to Taxes, including any return of an affiliated, combined or unitary group, and any and all work papers relating thereto.
“Title Defect” means any Encumbrance, defect or other matter as of Closing that causes Seller not to have Defensible Title in and to the Wells or Inventory Locations, without duplication; provided, that the following shall not constitute or give rise to Title Defects:
(a)    defects arising out of the lack of corporate or other entity authorization and results in another Person’s actual and superior claim of title to the relevant Asset;
(b)    defects based on a gap in Seller’s chain of title in the applicable federal, state, county or parish records, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain which documents shall be included in a Title Defect Notice;
(c)    with respect to state and federal Leases, defects based upon the failure to record any Lease, Lease memorandum or any assignments of interests in such Leases in applicable county or parish records;
(d)    defects based on the failure to recite marital status in a document or omission of successors or heirship or estate proceedings;
(e)    Intentionally deleted;

(f)    defects based upon (i) the exercise of any Preferential Purchase Rights, (ii) failure to obtain any Required Consents, or (iii) the expiration of any Lease in accordance with its terms following the Execution Date;
(g)    defects arising from any prior oil and gas lease relating to the lands covered by a Lease not being surrendered of record, unless Buyer provides affirmative evidence that such prior oil and gas lease is still in effect and results in another Person’s actual and superior claim of title to the relevant Lease, Inventory Location or Well;
(h)    defects that affect only which Person has the right to receive royalty payments rather than the amount or the proper payment of such royalty payment;
(i)    defects based solely on: (i) lack of information in Seller’s files; (ii) references to an unrecorded document(s) if such document is dated earlier than January 1, 1960 and is not in Seller’s files; or (iii) Tax assessment, Tax payment or similar records (or the absence of such activities or records);
(j)    Intentionally deleted;
(k)    defects arising out of lack of survey, unless a survey is expressly required by applicable laws, Lease or applicable Contract;
(l)    defects that have been cured by applicable laws of limitations, prescription or presumptions;
(m)    defects arising from any change in applicable law after the Execution Date;
(n)    defects or irregularities resulting from or related to probate proceedings or the lack thereof, which defects or irregularities have been outstanding for ten (10) years or more;
(o)    minor defects or irregularities in title which for a period of five (5) years or more have not delayed or prevented Seller from receiving its Net Revenue Interest share of the proceeds of production and have not caused Seller to bear a share of expenses and costs greater than its Working Interest share from each Well; and
(p)    defects or irregularities that are cured or for which there is a rebuttable presumption that such defects or irregularities have been cured, in each case, pursuant to the applicable title examination standards or applicable law, unless Buyer provides affirmative evidence of a superior claim of title by another Person as a result of such defect or irregularity.
“Title Defect Amount” means the amount by which the Allocated Value of any Well, or Inventory Location is reduced as a result of the existence of a Title Defect affecting such Well or Inventory Location (net to Seller’s interest therein), as determined in accordance with Section 7.5.
“Title Defect Notice” has the meaning set forth in Section 7.1.
“Transfer Taxes” has the meaning set forth in Section 12.2.

“Transition Services Agreement” means the form of Transition Services Agreement executed by the Parties at the Closing, an unexecuted copy of which is attached hereto as Exhibit “I”.
“Travis Peak (Hosston) Formation” means the subsurface depths covered by the geological formations that are generally known as the Travis Peak (Hosston) Formations, which generally include with respect to the Inventory Locations identified as being included within Area #1 on Exhibit “B-2”, the depths and formations found in the Wood 30-1H Well (API#17-081-20997), with the (i) top at the correlative stratigraphic equivalent to that point found at a measured depth of 6,660 feet on the log of such well and (ii) the base at the correlative stratigraphic equivalent to that point found at a measured depth of 9,590 feet on the log of such well, recognizing that the actual depths will vary across the lands.
“Treasury Regulations” means the rules and regulations promulgated by the U.S. Treasury Department.
“Wells” has the meaning set forth in Section 2.2.
“Working Interest” means, with respect to any Well set forth in Exhibit “B-1” or Inventory Location set forth in Exhibit “B-2” as of Closing, the interest in and to such Well or Inventory Location that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such (a) Well (in each case, limited to the applicable currently producing formation as described in Exhibit “B-1” and subject to any reservations, limitations or depth restrictions described in Exhibit “B-1”), or (b) Inventory Location (limited to the applicable Target Formation as described in Exhibit “B-2” and subject to any reservations, limitations or other depth restrictions described in Exhibit “B2”) but without regard to the effect of any burdens
ARTICLE 2
PURCHASE AND SALE
Subject to the terms and conditions of this Agreement, Seller agrees to sell to Buyer and Buyer agrees to buy from Seller, effective as of the Effective Time for the consideration recited and subject to the terms and conditions set forth in this Agreement, all of Seller’s right, title and interest in the following (such right, title and interest, less and except the Retained Assets, collectively referred to as the “Assets”), conditioned upon and subject to the closing of the Samson PSA:
2.1    Interests.
(a)    Leasehold Interests. All of the Leases (including the Inventory Locations), together with all other rights, titles and interests of Seller insofar as the same pertain to the right to explore for, develop, and/or produce oil and/or gas, in the Leases and any other lands or interests covered thereby, associated therewith or pooled, unitized or communitized therewith, including all working interests, royalty interests, overriding royalty interests, net profits interests, production payments, forced pooled interests, and interests pertaining to the right to explore for, develop, and/or produce oil and/or gas acquired under contracts or otherwise in the lands covered by the Leases, and any other lands or interests pooled, unitized or communitized therewith; provided, however, that all of the foregoing are subject to the limitations described in Exhibit “A” (the Leases, the lands and the depths covered thereby and other interests therein (but excluding, for purposes of clarity, any Mineral Interests) are collectively referred to in this Agreement as the “Leasehold Interests”).
(b)    Mineral Interests. All fee mineral interests or mineral servitudes in which Seller owns an interest, (whether legal or equitable, vested or contingent) that are separately described and identified in Exhibit “A”, as applicable (collectively, the “Mineral Interests” and, together with the Leasehold Interests, collectively, the “Interests”).
2.2    Wells. All of the oil and gas wells, salt water disposal wells, injection wells, monitoring wells, water wells, plugged wells, temporarily abandoned wells, and any other wells and wellbores located on or attributable to the Interests or on lands pooled, unitized or communitized with any portion thereof, or on lands located within any governmental drilling and/or spacing unit (if applicable) which includes any portion thereof, or on portions thereof associated with proved undeveloped reserves whether producing, plugged or unplugged, shut-in, or permanently or temporarily abandoned, including, but not limited to, the wells identified on the attached Exhibit “B-1” (the “Wells”).
2.3    Facilities and Equipment. All personal property, fixtures and improvements and facilities, spare parts and inventory, equipment, pipelines, pipeline laterals, well pads, tank batteries, well heads, treating equipment, compressors, power lines, casing, tubing, pumps, motors, gauges, meters, valves, heaters, treaters, and separators appurtenant to the Interests or Wells or used in connection with the ownership or operation of the Interests or Wells or the production, gathering, transportation, storage, treatment, sale or disposal of Hydrocarbons, including, but not limited to, facilities, plants, treating and processing systems, casing, pipelines and flow lines; in each case insofar as the same are located on the Interests or to the extent the same are primarily used or held for use in connection with the operation of the Assets or the production of Hydrocarbons therefrom including, but not limited to, the facilities and equipment identified on Exhibit “C” (collectively, the “Facilities and Equipment”).
2.4    Production. All of the oil, natural gas, condensate, casinghead gas, products or other minerals, attributable or allocable to the Interests or Wells (a) from and after the Effective Time, (b) which are in storage above the pipeline connection as of the Effective Time and for which Seller receives an upward adjustment to the Base Purchase Price, or (c) with regard to any over-produced or under-produced volumes of Seller attributable to any Imbalance(s) (the foregoing collectively referred to as “Hydrocarbons”).
2.5    Intentionally Deleted.
2.6    Easements and Surface Agreements. All Easements and Surface Agreements.
2.7    Intentionally Deleted.
2.8    Contract Rights and Permits. All Contracts, all environmental and other governmental (whether federal, tribal, state or local) permits, permissions, licenses, orders,

authorizations, franchises and related instruments or rights to the extent the aforementioned can be assigned and to the extent relating to the ownership, operation or use of the Interests, Wells, Facilities and Equipment, Hydrocarbons, Easements and Surface Agreements (collectively, “Permits”).
2.9    Files and Records. All of the files, records and data in their present form and in the possession of Seller, or which subsequently come into the possession of Seller prior to Closing, directly relating to the items and interests described in Section 2.1 through Section 2.8 above including, without limitation, land and lease files, well files, title records including abstracts of title, title opinions, title insurance reports/policies, property ownership reports, division order and right-of-way files, contracts, production records, all logs including electric logs, core data, pressure data and decline curves and graphical production curves, operational records, technical records, production and processing records, and contract files, and all related materials in the possession of Seller (subject to the exclusions hereinafter set forth, the “Records”), less and except (a) the general corporate files and records of Seller insofar as they relate to Seller’s business generally and are not required for the future ownership or operation of the Assets, (b) all legal files and records (other than legal files and records included in, or are part of, the above-referenced files and records), (c) Seller’s federal or state income, franchise or similar Tax files and records, (d) employee files, (e) reserve evaluation information or economic projections (other than reserve evaluation or economic projection materials and files previously made available to Buyer), (f) the Excluded Advisor Records, (g) proprietary data information and data under contractual restrictions on assignment or disclosure, (h) privileged information, (i) intellectual property, (j) all other seismic, geophysical, geological or other similar information or data, proprietary or otherwise, and (k) any other files or records to the extent constituting Retained Assets (collectively, the “Excluded Records”).
2.10    Retained Assets. Notwithstanding anything to the contrary in Section 2.1 through Section 2.9 or elsewhere herein, the Assets do not include the following (collectively, the “Retained Assets”):
(a)    Subject to Article 16, all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events related to, or damage to or destruction of, the Assets occurring or accrued prior to the Effective Time;
(b)    All claims of Seller for refunds of, credits attributable to, loss carry forwards with respect to, or similar Tax assets relating to (i) Asset Taxes attributable to the Assets for any period (or portion thereof) ending prior to the Effective Time, (ii) income, franchise or similar Taxes, (iii) Taxes attributable to the Retained Assets and (iv) any other Taxes imposed on or with respect to the ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom that are attributable to any Tax period (or portion thereof) ending prior to the Effective Time;
(c)    All proceeds, income, revenues, claims, cause of action, lien rights, receivables, refunds or other benefits (including any benefit attributable to any current or future laws or regulations in respect of “royalty relief” or other similar measures) not otherwise enumerated above, prior to the Effective Time as well as any security or other deposits made, attributable to (i) the Assets for any period prior to the Effective Time or (ii) any other Retained Assets;

(d)    All claims, rights, defenses and causes of action of Seller arising under or with respect to the Retained Litigation;
(e)    All claims, rights, defenses and causes of action under any Contracts to the extent (i) they are attributable to any period of time prior to the Effective Time, except to the extent related to any of the Assumed Obligations or (ii) they are attributable to any period of time after the Effective Time, but only to the extent related to any of the Retained Assets or any matters for which Seller has an indemnification obligation under this Agreement;
(f)    All documents and instruments of Seller relating to the Assets that may be protected by an attorney-client or attorney-work product privilege, but not including title opinions and similar title related documents and instruments;
(g)    All audit rights arising under any of the Contracts or otherwise with respect to any period prior to the Effective Time or to any Retained Assets;
(h)    Originals of all data, information and records relating to Tax and accounting matters and copies of all other Records;
(i)    The Hedge Contracts;
(j)    The Excluded Records;
(k)    The assets, interests, equipment, inventory or personal property identified on Schedule 2.10; and
(l)    Those items more particularly identified and described elsewhere in this Agreement as being excluded and retained by Seller.
ARTICLE 3
PURCHASE PRICE AND ALLOCATION
3.1    Base Purchase Price. Buyer agrees to pay Seller for the Assets the total sum of Eighty-Five Million One Hundred Thousand Dollars ($85,100,000.00) (“Base Purchase Price”) to be paid by direct bank deposit or wire transfer in same day funds at the Closing, subject only to the price adjustments set forth in this Agreement.
3.2    Deposit. Not later than 10:00 a.m. central prevailing time on the Business Day following the Execution Date, Buyer shall pay to Wells Fargo Bank, N.A. (“Escrow Agent”), pursuant to that certain escrow agreement by and among Seller, Buyer and Escrow Agent, a deposit in the amount of Eight Million Five Hundred Ten Thousand Dollars ($8,510,000.00) (the “Deposit”), such amount representing Ten Per Cent (10%) of the Base Purchase Price. Subject to Sections 3.2(a) and 3.2(b), if applicable, at the Closing, the Parties shall cause the Escrow Agent to release the Deposit (along with any interest earned thereon) to Seller, and the Deposit (along with any interest earned thereon) shall be credited against the amount required to be paid by Buyer to Seller at the Closing.

(a)    If this Agreement is terminated by Seller prior to the Closing pursuant to Section 18.1(d), or the conditions to the obligations of Buyer to consummate the Closing set forth in Section 10.2 shall have been satisfied or waived by Buyer, but Buyer shall have failed to consummate the transactions contemplated hereunder at the Closing, then, Seller shall be entitled to terminate this Agreement and receive the Deposit (along with any interest earned thereon), and the Parties shall cause the Escrow Agent to release the Deposit (along with any interest earned thereon) to Seller within two (2) Business Days of such termination. In the event of any such termination, Seller and Buyer acknowledge and agree that (x) Seller’s actual damages upon the event of such a termination are difficult to ascertain with any certainty, (y) the Deposit (along with any interest earned thereon) is a fair and reasonable estimate by the Parties of such aggregate actual damages of Seller and (z) such liquidated damages do not constitute a penalty.
(b)    If this Agreement is terminated prior to the Closing and Seller is not entitled to receive the Deposit under Section 3.2(a), then the Parties shall cause the Escrow Agent to release the Deposit (along with any interest earned thereon) to Buyer within two (2) Business Days of such termination.
3.3    Upward Adjustments to the Base Purchase Price. The Base Purchase Price shall be adjusted upward for the following, without duplication:
(a)    all Property Costs paid or incurred by Seller in connection with the ownership and operation of the Assets, attributable to the periods from and after the Effective Time, but excluding broker fees and other lease acquisition fees or cost to cure title;
(b)    all proceeds and revenues received by Buyer attributable to the sale of Hydrocarbons produced from or attributable to the Assets prior to the Effective Time (net of applicable royalties, overriding royalties (other than overriding royalties that are conveyed as part of the Assets), processing and transportation costs, Taxes and other burdens on Seller’s share of production not otherwise accounted for hereunder);
(c)    the amount of all Asset Taxes allocated to Buyer in accordance with Section 12.1 but paid or otherwise economically borne by Seller or any of its Affiliates;
(d)    all positive adjustments, if any, regarding Additional Interests, as provided in Section 7.2;
(e)    the net aggregate Imbalances (other than Pipeline Imbalances), if any, owed by third parties to Seller as of the Effective Time multiplied by a price equal to Three Dollars ($3.00) per MMBtu;
(f)    all adjustments for all oil in storage above the pipeline connection, as provided in Section 13.1;
(g)    adjustments for over-delivered Pipeline Imbalances (volumes owed to Seller) as provided in Section 13.4;

(h)    all royalty overpayment amounts and/or future deductions as royalty offsets associated with the Assets as of the Effective Time;
(i)    the sum equal to the product of the number of producing Wells to be conveyed to Buyer multiplied by Seven Hundred Dollars ($700) per month (prorated on a daily basis for any partial month) (as an agreed reimbursement in lieu of actual general and administrative overhead) for the period between the Effective Time and the Closing Date; and
(j)    any other upward adjustments to the Base Purchase Price specified in this Agreement or otherwise agreed to in writing by the Parties.
3.4    Downward Adjustments to the Base Purchase Price. The Base Purchase Price shall be adjusted downward for the following, without duplication:
(a)    except as otherwise provided in this Agreement, all Property Costs (other than Taxes) paid or incurred by Buyer in connection with the Assets and attributable to periods prior to the Effective Time;
(b)    except as otherwise provided in this Agreement, all proceeds and revenues received by Seller attributable to the sale of Hydrocarbons produced from or attributable to the Assets after the Effective Time (net of applicable royalties, overriding royalties (other than overriding royalties that are conveyed as part of the Assets), processing and transportation costs, Taxes and other burdens on Seller’s (or Buyer’s, as Seller’s successor-in-interest) share of production not otherwise accounted for hereunder);
(c)    all downward adjustments regarding Title Defects, as determined in accordance with the provisions of Article 7;
(d)    all downward adjustments regarding Environmental Defects, as determined in accordance with the provisions of Article 8;
(e)    all adjustments regarding exercised Preferential Purchase Rights or Required Consents not obtained, as contemplated in Article 9;
(f)    the net aggregate Imbalances (other than Pipeline Imbalances), if any, owed by Seller to third parties as of the Effective Time multiplied by a price equal to Three Dollars ($3.00) per MMBtu;
(g)    adjustments for under-delivered Pipeline Imbalances (volumes owed by Seller to third parties), as provided in Section 13.4;
(h)    an amount equal to the amounts held in the Suspense Accounts as of the Closing, as contemplated in Section 11.6; and
(i)    any other downward adjustments to the Base Purchase Price as specifically provided for under the terms of this Agreement or otherwise agreed to in writing by the Parties.

3.5    Allocation of Base Purchase Price. Seller and Buyer agree that the Base Purchase Price shall be allocated among the Assets as set forth on the attached Exhibit “E-1”, Exhibit “E‑2” and Exhibit “E-4” (the “Allocated Values”) for the purpose of (a) providing notices, or obtaining waivers, of any Preferential Purchase Rights affecting any Assets(s), (b) determining the Title Defect Amount applicable to a Title Defect (and setting a cap for Environmental Defect Values), and (c) handling those instances for which the Base Purchase Price is to be adjusted pursuant to this Agreement. Buyer and Seller agree that such allocation is reasonable, and shall not take any position inconsistent therewith.
3.6    Allocation of Base Purchase Price for Tax Purposes. Within thirty (30) days after the Closing Date, Seller shall deliver a schedule allocating the Base Purchase Price (including any Assumed Obligations treated as consideration for the Assets for Tax purposes) among the Assets (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. The Allocation Schedule shall be prepared in a manner consistent with the Allocated Values. If Seller and Buyer are able to agree on the Allocation Schedule, then (a) Seller and Buyer agree to file their respective IRS Forms 8594 and all federal, state and local Tax Returns in accordance with the Allocation Schedule and (b) neither Buyer nor Seller shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable law. The Allocation Schedule shall be deemed final unless Buyer notifies Seller in writing that Buyer objects to one or more items reflected in the Allocation Schedule within fifteen (15) days after delivery of the Allocation Schedule to Buyer. In the event of any such objection, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days after the delivery of the Allocation Schedule to Buyer, either Party shall thereafter have the right to refer the matters in dispute to the Accounting Referee for review and final determination pursuant to Section 19.4(b). The Allocation Schedule will be revised to reflect adjustments to the Base Purchase Price.
ARTICLE 4
ACCESS TO RECORDS; DISCLAIMERS; GOVERNMENTAL REVIEWS
4.1    Access to Records. On and from the date of closing of the transactions contemplated by the Samson PSA with respect to the Assets until expiration of the Due Diligence Period, Seller shall provide Buyer reasonable access to the Records, to the extent the same are in Seller’s or its representatives’ possession and relate to the Assets; provided, however, (i) that Seller shall have no obligation to provide Buyer access to any interpretative or predictive data or information which Seller considers confidential or proprietary or which Seller believes in good faith it cannot provide Buyer because of third-party restrictions, and (ii) that Seller is subject to confidentiality and disclosure restrictions with respect to the Samson PSA which restrict access to lands covered by the Leases and Records and prevent the disclosure of certain information until after closing of the Samson PSA. The date that access to Records is first made available by Seller to Buyer shall be deemed the “Record Access Date.”

4.2    Disclaimer. Buyer specifically understands and acknowledges the following:
(a)    Title. Subject to the other provisions contained in this Agreement, title to the Assets shall be transferred and conveyed from Seller to Buyer at the Closing with a “by, through and under” special warranty of Defensible Title, and shall otherwise be conveyed in accordance with the terms of this Agreement and the Conveyances.
(b)    Disclaimer of Warranty. EXCEPT AS EXPRESSLY PROVIDED FOR OTHERWISE IN THIS AGREEMENT, IN THE CONVEYANCES, IN THE DEEDS, OR IN ANY CERTIFICATE TO BE DELIVERED AT THE CLOSING PURSUANT TO SECTION 10.5(a), SELLER EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION, COVENANT OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO THE TITLE OR CONDITION OF THE ASSETS AND ANY PERSONAL PROPERTY, FACILITIES AND EQUIPMENT, FIXTURES AND ITEMS OF MOVABLE PROPERTY COMPRISING ANY PART OF THE ASSETS, INCLUDING: (i) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR ANY PARTICULAR PURPOSE OR WARRANTY OF MERCHANTABILITY; (ii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS; (iii) ANY RIGHTS OF BUYER UNDER APPLICABLE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE; (iv) ANY CLAIM BY BUYER FOR DAMAGES BECAUSE OF DEFECTS OR OTHER VICES, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, LATENT OR PATENT; (v) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT OR INFRINGEMENT OF ANY OTHER INTELLECTUAL PROPERTY RIGHT; (vi) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT INCLUDING, WITHOUT LIMITATION, NATURALLY OCCURRING RADIOACTIVE MATERIAL OR ASBESTOS, OR PROTECTION OF THE ENVIRONMENT OR HEALTH; OR (vii) ANY IMPLIED OR EXPRESS WARRANTY REGARDING TITLE TO ANY OF THE ASSETS. UPON THE OCCURRENCE OF THE CLOSING, IT IS THE EXPRESS INTENTION OF BUYER AND SELLER THAT, EXCEPT AS EXPRESSLY PROVIDED FOR OTHERWISE IN THIS AGREEMENT, IN THE CONVEYANCES, IN THE DEEDS, OR IN ANY CERTIFICATE TO BE DELIVERED AT THE CLOSING PURSUANT TO SECTION 10.5(a), THE PERSONAL PROPERTY, FACILITIES AND EQUIPMENT, FIXTURES AND ITEMS AND THE CONDITION OF THE ASSETS ARE BEING CONVEYED TO BUYER “AS IS, WHERE IS,” WITH ALL FAULTS, AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND BUYER WAIVES ANY CLAIM(S) FOR BREACH OF WARRANTY UNDER THE CONVEYANCES, WHICH WERE NOT ASSERTED BY BUYER IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT. AS ONE OF ITS CONDITIONS TO CLOSING, BUYER ACKNOWLEDGES, AGREES AND REPRESENTS TO SELLER THAT, AS OF THE CLOSING, BUYER WILL HAVE BEEN GIVEN THE OPPORTUNITY TO MAKE OR CAUSE TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.
(c)     Additional Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR IN THIS AGREEMENT, IN THE CONVEYANCES, IN THE DEEDS, OR IN

ANY CERTIFICATE TO BE DELIVERED AT THE CLOSING PURSUANT TO SECTION 10.5(a), SELLER HEREBY EXPRESSLY NEGATES AND DISCLAIMS, AND BUYER HEREBY WAIVES AND ACKNOWLEDGES THAT SELLER HAS NOT MADE AND BUYER HAS NOT RELIED UPON, ANY WARRANTY, REPRESENTATION OR COVENANT, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OR MATERIALITY OF ANY FILES, RECORDS, DATA, INFORMATION, OR MATERIALS (WHETHER WRITTEN, ORAL OR OTHERWISE, AND WHETHER TRANSMITTED IN PERSON, THROUGH CONVERSATIONS, WEBINARS OR OTHER ELECTRONIC MEDIUMS) HERETOFORE OR HEREAFTER FURNISHED TO BUYER IN CONNECTION WITH THE ASSETS, OR AS TO THE QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ASSETS OR THE ABILITY OF THE ASSETS TO PRODUCE HYDROCARBONS. ANY AND ALL SUCH FILES, RECORDS, DATA, INFORMATION, AND OTHER MATERIALS FURNISHED BY SELLER OR ANY ADVISOR, WHETHER MADE AVAILABLE PURSUANT TO THIS ARTICLE 4 OR OTHERWISE, ARE PROVIDED TO BUYER AS A CONVENIENCE AND ACCOMMODATION, AND ANY RELIANCE UPON OR USE OF THE SAME SHALL BE AT BUYER’S SOLE RISK.
ARTICLE 5
SELLER’S REPRESENTATIONS
Subject to the matters specifically listed or disclosed in the Schedules to this Agreement (as may be added, supplemented or amended pursuant to Section 14.7), Seller represents the following to Buyer as of the Execution Date:
5.1    Existence. It is an entity duly organized and validly existing and in good standing under the laws of its state of formation, and is duly qualified to carry on its business and to own and operate oil and gas properties in each jurisdiction in which the Assets owned by it are located.
5.2    Authority. Seller has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations under this Agreement. Furthermore, the execution, delivery and performance by Seller of this Agreement have been duly and validly authorized and approved by all necessary board of directors and/or other company action on the part of Seller. This Agreement constitutes the legal, valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (b) general principles of equity, and (c) the power of a court to deny enforcement of remedies generally based upon public policy.
5.3    Taxes. Except as set forth on Schedule 5.3, to Seller’s Knowledge, (a) all Asset Taxes that have become due and payable have been paid, other than such Taxes that are being contested in good faith in appropriate proceedings, and (b) none of the Assets are subject to any tax partnership agreement or are otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

5.4    Material Contracts. To Seller’s Knowledge, except as set forth on Schedule 5.4, (a) Seller and the members of the Samson Seller Group are in material compliance with all Material Contracts, and no event has occurred that with notice or lapse of time, or both, would constitute a material default of any Material Contract by Seller or any member of the Samson Seller Group, (b) neither Seller nor any member of the Samson Seller Group has received written notice of its breach or default under any Material Contract, and (c) no other party to any Material Contract is in breach thereof or in default thereunder, excluding individual account receivable balances of less than Fifty Thousand and No/100 U.S. Dollars ($50,000.00).
5.5    Permits. To Seller’s Knowledge, (a) Neither Seller nor any member of the Samson Seller Group have received written notice of its default under any Permit, and (b) with respect to Assets currently operated by Seller, any member of the Samson Seller Group or any of its or their Affiliates, each Permit is in full force and effect. Notwithstanding the foregoing, Seller makes no representation or warranty, express or implied, under this Section 5.5 relating to any Environmental Laws, Environmental Conditions, or environmental liabilities.
5.6    Litigation and Claims. To Seller’s Knowledge, except as set forth on Schedule 5.6, no suit, action, demand, proceeding, lawsuit or other litigation is pending with respect to Seller or any member of the Samson Seller Group that relates to the Assets or that could reasonably be expected to materially and adversely affect the ownership, operation or value of the Assets.
5.7    Sale Contracts. To Seller’s Knowledge, except for (a) contracts governing Seller’s or the Samson Seller Group’s sale of Hydrocarbons in the ordinary course of business, (b) the disposition of equipment no longer suitable for oil and gas field operations in the ordinary course of business, or (c) this Agreement, there are no Material Contracts outstanding for the sale, exchange or transfer of Seller’s or Samson Seller Group’s interest in Hydrocarbon production from the Assets or any portion thereof.
5.8    Take-or-Pay. To Seller’s Knowledge, except as set forth on Schedule 5.8, neither Seller or Samson Seller Group is obligated, under a take-or-pay or similar arrangement, to allow its Hydrocarbons to be sold, without receiving full payments at the time of delivery in an amount that corresponds to the Net Revenue Interest in the Hydrocarbons attributable to any Lease or Well described in Exhibit “A” or Exhibit “B-1”, as applicable (other than with regard to certain obligations relative to Pipeline Imbalances, as contemplated under Section 13.4).
5.9    Production Imbalances. To Seller’s Knowledge, except as set forth on Schedule 5.9, there are no gas or other Hydrocarbon production Imbalances existing as of the Effective Time with respect to any of the Wells or Leases.
5.10    Outstanding Obligations. To Seller’s Knowledge, except as otherwise described in Schedule 5.10, as of the Execution Date, there are no outstanding authorizations for expenditures in excess of Two Hundred Fifty Thousand and No/100 U.S. Dollars ($250,000.00), net to Seller’s or the Samson Seller Group’s interest, or other written commitments of Seller or any member of the Samson Seller Group to make capital expenditures to conduct operations on the Assets.

5.11    Brokers. Neither Seller nor to Seller’s Knowledge any member of the Samson Seller Group has incurred any liability, contingent or otherwise, for broker’s or finder’s fees in respect of this Agreement or the transactions contemplated hereby for which Buyer shall have any responsibility whatsoever.
5.12    Consents. To Seller’s Knowledge, other than (a) the Required Consents set forth on Schedule 5.12, (b) the Preferential Purchase Rights and (c) Customary Consents, there are no Consents that Seller or any member of the Samson Seller Group is required to obtain in connection with the conveyance of the Assets from any member of the Samson Seller Group to Seller or from Seller to Buyer under the terms of this Agreement or the Samson PSA.
5.13    Preferential Purchase Rights. To Seller’s Knowledge, except as set forth on Schedule 5.13, there are no Preferential Purchase Rights to which the Assets are subject, which would be triggered by this Agreement, and to which a notice would be required under the terms thereof due to the Parties entering into this Agreement (each, a “Preferential Purchase Right”).
5.14    Compliance with Laws. To Seller’s Knowledge, except as set forth on Schedule 5.14, there is no material uncured violation by Seller or any member of the Samson Seller Group of any laws with respect to Seller’s or any member of the Samson Seller Group’s ownership and operation of the Assets. Notwithstanding the foregoing, Seller makes no representation or warranty, express or implied, under this Section 5.14 relating to any Environmental Laws, Environmental Conditions, or environmental liabilities, which subject matter is addressed separately in Section 5.18.
5.15    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened in writing against Seller, or any member of the Samson Seller Group or any of its or their Affiliates.
5.16    Knowledge Qualifier for Non-Operated Assets. To the extent that Seller has made any representations in this Article 5 in connection with matters relating to Assets operated by Persons other than Seller, any member of the Samson Seller Group or an Affiliate of Seller or any member of the Samson Seller Group, each and every such representation shall be deemed to be qualified by the phrase “To Seller’s Knowledge”.
5.17    Compliance with Leases. To Seller’s Knowledge, except as set forth on Schedule 5.17, there is no material uncured breach by Seller or any member of the Samson Seller Group of any Leases.
5.18    No Notice of Violation of Environmental Laws. Neither Seller nor, to Seller’s Knowledge, any member of the Samson Seller Group has received written notice from any Governmental Authority or other Person asserting the violation of Environmental Laws, the existence of Environmental Conditions, or environmental liabilities of either Seller or any member of the Samson Seller Group relating to the Assets.
5.19    Closing. The effective time of the Samson PSA is 12:01 am local time where the assets are located on August 1, 2017.

5.20    Disclosures with Multiple Applicability; Materiality. If any fact, condition or matter disclosed in Seller’s disclosure Schedules applies to more than one Section of this Article 5, a single disclosure of such fact, condition or matter on Seller’s disclosure Schedules shall constitute disclosure with respect to all sections of this Article 5 to which such fact, condition or other matter applies, regardless of the section of Seller’s disclosure Schedules in which such fact, condition or other matter is described. Inclusion of a matter on Seller’s disclosure Schedules with respect to a representation or warranty that is qualified by “material” or any variant thereof shall not necessarily be deemed an indication that such matter does, or may, be material. Matters may be disclosed on a Schedule to this Agreement for purposes of information only.
ARTICLE 6
BUYER’S REPRESENTATIONS
Buyer represents the following to Seller as of the Execution Date:
6.1    Information. Buyer is a sophisticated purchaser, knowledgeable in the evaluation of oil and gas properties of the nature being acquired by Buyer hereunder and has performed due diligence on the Assets and performed all necessary tasks involved in evaluating the Assets, to Buyer’s complete satisfaction. EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, BUYER REPRESENTS AND WARRANTS THAT IT HAS FULLY INSPECTED THE ASSETS AND UPON THE OCCURRENCE OF THE CLOSING, BUYER WILL ACCEPT THE ASSETS AT CLOSING IN THEIR PRESENT CONDITION, “AS IS, WHERE IS AND WITH ALL FAULTS.” BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, IN THE CONVEYANCES, IN THE DEEDS AND IN THE CERTIFICATE TO BE DELIVERED AT THE CLOSING BY SELLER PURSUANT TO SECTION 10.5(a), SELLER HAS MADE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WRITTEN, ORAL, OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF THE BACKGROUND MATERIALS OR ANY OTHER INFORMATION RELATING TO THE ASSETS FURNISHED BY OR ON BEHALF OF SELLER OR TO BE FURNISHED TO BUYER OR ITS REPRESENTATIVES, INCLUDING, WITHOUT LIMITATION, SELLER’S INTERNAL APPRAISALS AND/OR INTERPRETIVE DATA. Buyer acknowledges and affirms that it has relied and will rely solely upon the terms of this Agreement and on its own independent analysis, evaluation and investigation of, and judgment (and not that of Seller’s, any Advisor’s or any of their respective representatives’) with respect to, the business, economic, legal, tax or other consequences of this transaction, including its own estimate and appraisal of the extent and value of the oil, natural gas, natural gas liquids, and other reserves associated with the Assets.
6.2    Knowledge and Experience. Buyer (a) is engaged in the business of exploring for and/or producing oil and gas or other valuable minerals as an ongoing business and (b) is purchasing the Assets for its own account for investment purposes and not with the intent to resell the Assets in violation of any federal or state securities laws. Buyer is an experienced and knowledgeable investor in oil and gas properties, is knowledgeable with respect to the tax ramifications associated therewith and herewith, and has the financial and business expertise to fully evaluate the merits and risks of the transactions covered by this Agreement and has relied solely upon the basis of its own

(and not that of Seller’s, any Advisor’s or any of their respective representatives’) independent investigation of the Assets for all purposes (including the geologic and geophysical characteristics of the Assets, the estimated Hydrocarbon reserves recoverable therefrom, and the price and expense assumptions applicable thereto). In acquiring the Assets, Buyer is acting in the conduct of its own business and not under any specific contractual commitment to any third party, or any specific nominee agreement with any third party, to transfer to, or to hold title on behalf of, such third party, with respect to all or any part of the Assets. Buyer acknowledges that it has had the opportunity to seek the advice of Persons it deemed appropriate concerning the consequences of the provisions of this Agreement and hereby waives any and all rights to claim that it is an unsophisticated investor in oil and gas properties.
6.3    No Warranty other than Special Warranty. Seller shall provide Buyer a special warranty of Defensible Title to be set forth in the Conveyances and Deeds. Buyer acknowledges that, except as expressly provided for otherwise in this Agreement, in the Conveyances, in the Deeds or in the certificates to be delivered at the Closing pursuant to Section 10.5(a), Seller has not made any representation, covenant or warranty, express or implied, at common law, by statute or otherwise, relating to the title or condition (whether environmental or otherwise) of the Assets, including, without limitation, any implied or express warranty of merchantability, of fitness for any particular purpose, or of conforming to models or samples of materials as to any personal property, fixtures or structures conveyed pursuant to this Agreement. Buyer further acknowledges that no Claim(s) may be asserted nor may any proceeding be commenced by Buyer against Seller arising out of or related to a breach of any warranty of Seller pursuant to this Agreement (including any warranty of Seller set forth in the Conveyances) for which Buyer fails to deliver a written notice to Seller in accordance with the terms and conditions of this Agreement. In addition to the special warranty to be provided above, Seller shall assign to Buyer all of Seller’s rights, title and interests in and to the special warranty of Defensible Title in respect of the Assets provided by the Samson Seller Group to Seller pursuant to the Samson PSA.
6.4    Existence. Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and it or an Affiliate is duly qualified to carry on its business in the State(s) where the Assets are located.
6.5    Authority. Buyer has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations under this Agreement. Furthermore, the execution, delivery and performance by Buyer of this Agreement have been duly and validly authorized and approved by all necessary board of director and/or other company actions on the part of Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (b) general principles of equity, and (c) the power of a court to deny enforcement of remedies generally based upon public policy.
6.6    Liability for Broker’s Fees. Buyer has not incurred any liability, contingent or otherwise, for broker’s or finder’s fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

6.7    Financial Resources. Buyer or its Affiliates have all funds necessary to timely pay the Base Purchase Price and any other amounts contemplated by this Agreement. Buyer’s ability to consummate the transactions contemplated hereby is not contingent on its ability to secure financing or to complete any public or private placement of securities prior to or upon the occurrence of the Closing.
6.8    Qualification to Assume Operatorship. Buyer or an Affiliate is, or as of the Closing will be, qualified to own and assume operatorship of oil, gas and mineral leases, including the Assets, in all jurisdictions where the Assets are located, and the consummation of the transactions contemplated in this Agreement will not cause Buyer to be disqualified as such an owner or operator. To the extent required by any Governmental Authorities with jurisdiction over the Assets or otherwise required under any applicable operating agreement or law, Buyer currently has, as of Closing will have, and will continue to maintain, any required lease bonds, area-wide bonds, or any other surety bonds or insurance policies.
6.9    Consents. No consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by Buyer or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by Buyer.
6.10    Litigation. There is no suit, action, demand, proceeding, lawsuit or other litigation by any Person or Governmental Authority pending or, to Buyer’s Knowledge, threatened against Buyer that impedes or is likely to impede Buyer’s ability to consummate the transactions contemplated by this Agreement and to assume the liabilities to be assumed by Buyer under this Agreement.
6.11    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s Knowledge, threatened in writing against Buyer or any of its Affiliates.
ARTICLE 7
TITLE MATTERS
7.1    General Disclaimer of Title Warranties; Title Defects. Except for the special warranty of Defensible Title prescribed in Section 6.3 above and set forth in the Conveyances, and without limiting Buyer’s remedies for Title Defects set forth in this Article 7, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets, and Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets (a) before the expiration of the Due Diligence Period, shall be set forth in this Article 7 with respect to any Title Defect (i) identified as then-existing pursuant to an effective Title Defect Notice delivered in accordance with this Article 7 and/or (ii) of which Buyer obtains Knowledge of prior to the expiration of the Due Diligence Period and (b) after the expiration of the Due Diligence Period, shall be pursuant to the special warranty of Defensible Title prescribed in Section 6.3 above and set forth in the Conveyances. Buyer shall deliver to Seller written notice of any Title Defect (each, a “Title Defect Notice”) with respect to any Well or Lease no later than thirty three (33) days following the Record Access Date

(the “Due Diligence Period”). Notwithstanding the foregoing, to give Seller the opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to deliver to Seller, on or before the end of each calendar week prior to the expiration of the Due Diligence Period, Title Defect Notices with respect to all alleged Title Defects discovered by Buyer during the preceding calendar week, which Title Defect Notice may be preliminary in nature and supplemented prior to the expiration of the Due Diligence Period.
7.2    Additional Interests. During the Due Diligence Period, Seller and Buyer shall promptly notify the other Party in writing (each, an “Additional Interest Notice”) if either determines (or is made aware of the possibility) that Seller has (a) a lesser Working Interest (without a proportionate decrease in the corresponding Net Revenue Interest) with respect to all or any part of any Well than is shown on Exhibit “B-1”, (b) a greater Net Revenue Interest with respect to all or any part of any Well than is set forth in Exhibit “B-1”, (c) a lesser Working Interest (without a proportionate decrease in the corresponding Net Revenue Interest) with respect to all or any part of any Inventory Location in the applicable Target Formation for such Inventory Location than is shown on Exhibit “B-2”, and (d) a greater Net Revenue Interest with respect to all or any part of any Inventory Location in the applicable Target Formation for such Inventory Location than is set forth in Exhibit “B-2” (collectively, such items shall be referred to as an “Additional Interest”). In addition, at any point during the Due Diligence Period, Seller may deliver an Additional Interest Notice to Buyer with respect to any Additional Interest. Provided, however, after execution of this Agreement, Seller shall not acquire any Additional Interests that are to be conveyed to Buyer hereunder without the written consent of Buyer if the acquisition by Seller of such Additional Interest(s) would result in an upward adjustment to the Base Purchase Price pursuant to the terms of this Agreement.
7.3    Notices. Any Title Defect Notice or Additional Interest Notice shall include appropriate documentation to substantiate the applicable position and the estimated value of the Title Defect or Additional Interest, as applicable. To be effective, a Title Defect Notice or Additional Interest Notice, as applicable, must be asserted in good faith, delivered in writing, and include (a) a description of the alleged Title Defect or Additional Interest, as applicable, in existence as of such time as to the affected Inventory Location and corresponding Leases or Well, (b) the Allocated Value of the affected Inventory Location or Well, as well as the alleged amount of the Title Defect or Additional Interest, as applicable, being claimed in good faith, (c) a reasonably detailed description of the matter constituting the asserted Title Defect or Additional Interest, as applicable, and the basis for such Title Defect or Additional Interest, (d) the computations for such Title Defect amount or Additional Interest amount, as applicable, (e) to the extent the claiming Party then has Knowledge thereof, the necessary curative action for each Title Defect or documentation or evidence verifying such Additional Interest, as applicable, and (f) supporting documentation reasonably necessary for the Party to whom such Title Defect Notice or Additional Interest Notice, as applicable, has been delivered (as well as any title attorney or examiner hired thereby) to verify the existence of such asserted Title Defect or Additional Interest. If any such Title Defect Notice or Additional Interest Notice (i) is not timely delivered or (ii) does not meet the requirements set forth in clauses (a) through (f) above, such Title Defect Notice or Additional Interest Notice, as applicable, shall not be effective and the applicable claimant shall thereafter be deemed to have forever waived and shall have no right to assert any Title Defect or Additional Interest as the basis for an adjustment to the Base Purchase Price hereunder.
7.4    Seller’s Right to Cure. Subject to Section 19.17, Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure at any time prior to one hundred eighty (180) days after the applicable Closing (the “Cure Period”), any Title Defects of which it has been advised by Buyer. During the period of time from the applicable Closing to the expiration of the Cure Period, Buyer agrees to afford Seller and its officers, employees and other authorized representatives reasonable access, during normal business hours, to the Assets and all Records in Buyer’s or any of its Affiliates’ possession in order to facilitate Seller’s attempt to cure any such Title Defects. An election by Seller to attempt to cure a Title Defect shall be without prejudice to its rights hereunder, and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect.
7.5    Adjustments to Base Purchase Price. Subject to Section 19.17, upon timely delivery of a valid Title Defect Notice or an Additional Interests Notice pursuant to Section 7.1 or 7.2, as applicable, either by Buyer or by Seller, Buyer and Seller shall meet on or before forty (40) days following the Record Access Date and use their reasonable commercial efforts to agree upon the validity of any claims for Title Defects or Additional Interests and the amount of any Base Purchase Price adjustment (if any) using the following criteria:
(a)    Liquidated Charges. If the adjustment is based upon a lien, Encumbrance, or other charge upon an Inventory Location or Well which is liquidated in amount or which can be estimated with reasonable certainty, then the adjustment shall be the sum necessary to be paid to the obligee to remove the Encumbrance from the affected Inventory Location or Well.
(b)    Ownership Variance. If the adjustment is based upon Seller owning a lesser or greater Net Revenue Interest with a corresponding proportionate lesser or greater Working Interest in a Well than that shown on Exhibit “B-1” or in an Inventory Location than that shown on Exhibit “B-2”, then the adjustment shall be proportionate to the Allocated Value of the affected Well on Exhibit “E-1” or the Allocated Value of the affected Inventory Location on Exhibit “E-2” (as applicable). If the adjustment is based upon a lesser or greater Net Revenue Interest without a corresponding proportionate lesser or greater Working Interest in a Well than that shown on Exhibit “B-1” or in an Inventory Location than that shown on Exhibit “B‑2”, then the Parties shall use their best efforts to agree upon a mutually acceptable Base Purchase Price adjustment based upon the Allocated Value for such Well as set forth on Exhibit “E‑1” or the Allocated Value of the affected Inventory Location on Exhibit “E-2” (as applicable).
(c)    Valuation of Title Defects and Additional Interests. If the adjustment is for an item other than as set forth in Section 7.5(a) or 7.5(b) above, Buyer and Seller shall endeavor to mutually agree on the amount of the Base Purchase Price adjustment, taking into account the Allocated Value of the affected Asset, the portion of the Asset affected by the Title Defect, the legal effect of the Title Defect, the values placed upon the Title Defect by Buyer and Seller, and such other reasonable factors as are necessary to make a proper evaluation; provided, however, that if such Title Defect is reasonably capable of being cured, the Title Defect amount shall not be greater than the reasonable cost and expense of curing such Title Defect. If the Parties cannot agree to the existence of a Title Defect or Additional Interest or the applicable adjustment, the matter shall be resolved in accordance with the dispute resolution provisions in Section 19.4. Any such item shall be referred to as an “Open Matter”. Notwithstanding any of the preceding provisions of this Article 7, all adjustments applicable to Title Defects or Additional Interests shall be made prior to the Closing, which Closing shall be extended until resolution of any disputes relating to the Title Defects or Additional Interests; provided, however, that if adjustments for alleged Title Defects and Environmental Defects, in each case that are alleged in good faith and not otherwise cured by Seller, do not, in the aggregate, exceed fifteen percent (15%) of the Base Purchase Price (subject to Seller’s rights pursuant to Section 7.7(b)), then the Closing shall occur as to the other Assets that are not subject to the dispute (with the portion of the Assets subject to the dispute being excluded, and the Base Purchase Price reduced for the entire Allocated Values thereof) and the Closing shall subsequently occur with respect to the Assets made the subject of the dispute within thirty (30) days following the final resolution of the dispute unless Seller elects exclusion of the affected Assets; provided, that the Closing may also be delayed at Seller’s election in the event that Buyer seeks to terminate the Agreement in accordance with Section 7.7.
Notwithstanding anything to the contrary herein, the amount of any Base Purchase Price adjustment for any Title Defect shall be determined without duplication of any costs or losses included in any other adjustments for Title Defects hereunder, or for which Buyer otherwise receives a downward adjustment in the Base Purchase Price. Further, the aggregate sum of all Title Defect Amounts attributable to the effects of all Title Defects upon any Asset shall not exceed the lesser of the Allocated Value of the affected Asset and the reasonable cost to cure such Title Defects. For all Title Defects and Additional Interests, Seller shall (i) in the case of Title Defects, elect to either: (1) cure the applicable Title Defect on or prior to the Closing; (2) sell to Buyer the entire Well(s), Inventory Location(s) (along with the corresponding Lease(s)) affected by the Title Defect but reduce the Base Purchase Price by the agreed-upon Title Defect Amount associated with such Title Defect; provided, however, that if Seller is able to cure the applicable Title Defect(s) on or before the expiration of the Cure Period, then Seller shall include an upward adjustment in the Final Settlement Statement (or in an updated version thereof if cured after the Final Settlement Statement has been finalized pursuant to Section 11.3) equal to the agreed-upon Title Defect Amount associated with such Title Defect(s); provided, further, however, that if the Title Defect Amount as finally decided between the Parties or pursuant to Section 19.4, as applicable, is less than the Title Defect Amount used for the Base Purchase Price adjustment in the Closing Settlement Statement, then Seller shall include an upward adjustment in the Final Settlement Statement (or in an updated version thereof if finally determined or resolved after the Final Settlement Statement has been finalized pursuant to Section 11.3) equal to the amount that the applicable Title Defect Amount (as set forth in the Closing Settlement Statement) exceeds the applicable Title Defect Amount, as finally determined; (3) exclude from this transaction any Well or Lease affected by the Title Defect and reduce the Base Purchase Price by the entire Allocated Value of the Well(s), Inventory Location(s) (due to the exclusion of the corresponding Lease(s)) so excluded; or (4) if the Asset is excluded from this transaction pursuant to clause (3) above and Seller cures the Title Defect prior to expiration of the Cure Period, Buyer shall purchase such excluded Asset for its Allocated Value as of the Effective Time; or (ii) in the case of an Additional Interest, sell to Buyer the entire Well(s), Inventory Location(s) (along with the corresponding Lease(s)) affected by the Additional Interest at the original Allocated Value set forth on either Exhibit “E-1” or Exhibit “E-2”, as applicable, attributable to such Wells and/or Inventory Locations, increased by the agreed-upon amount associated with such Additional Interest. If, after the end of the Cure Period, Seller and Buyer are unable to agree upon the existence or extent of any Title Defect (or cure thereof), Additional Interest or the amounts to be attributable thereto, such dispute(s) shall be exclusively and finally resolved in accordance with the dispute provisions of Section 19.4. Notwithstanding anything herein to the contrary, in no event shall there be any adjustments to the Base Purchase Price or other remedies provided by Seller for any individual Title Defect for which the Title Defect Amount does not exceed Seventy-Five Thousand and No/100 Dollars ($75,000.00) (the “Individual Title Defect Threshold”).
7.6    Deductible for Title and Environmental Defects. Notwithstanding the provisions set forth above, and without limitation of Sections 7.1 and 8.1, no individual Title Defect or Environmental Defect shall result in an adjustment to the Base Purchase Price unless the aggregate net value of the sum (applied as a deductible and not a threshold) of (a) all Title Defects Amounts agreed to by the Parties that exceed the Individual Title Defect Threshold and (b) all Environmental Defects Values agreed to by the Parties that exceed the Individual Environmental Defect Threshold are greater than 2.875% of the Base Purchase Price (the “Deductible Amount”). In such event, the Base Purchase Price on the Closing shall be adjusted by the aggregate net value of the sum of (x) all Title Defect Amounts attributable to all uncured Title Defects and (y) all Environmental Defect Values attributable to all unremediated Environmental Defects that collectively exceed the Deductible Amount.
7.7    Termination Thresholds for Defects.
(a)    If, because of agreed Title Defects and Environmental Defects, in the aggregate, the Base Purchase Price is to be adjusted downward by an amount exceeding fifteen percent (15%) of the Base Purchase Price (the “Mutual Termination Threshold”), either Party may, upon written notice to the other Party, terminate this Agreement; provided, that in the event the Mutual Termination Threshold is met, subject to Seller’s right to exclude an Asset under Section 7.5, Seller may elect to delay the Closing for a period of up to thirty (30) days and elect to cure Open Matters during such thirty (30) day period or submit Open Matters to arbitration in accordance with Section 19.4. In such instance, the arbitrator’s determination shall be made within fifteen (15) days after submission of any such Open Matters and shall be final and binding upon both Parties.
(b)    Notwithstanding anything to the contrary contained in this Agreement, if, without giving effect to the Deductible Amount or the Individual Title Defect Threshold, the aggregate sum of the asserted Title Defect Amounts for all Title Defects that are asserted by Buyer pursuant to Article 7 equals or exceeds an amount that is equal to seven and one-half percent (7.5%) of the Base Purchase Price (the “Seller Termination Threshold”), then Seller shall have the right, but not the obligation, to elect (in its sole discretion) to terminate this Agreement by delivering written notice to Buyer of such election prior to the Closing Date.
7.8    Special Warranty of Defensible Title. Buyer is not entitled to protection under Seller’s special warranty of Defensible Title contained in any of the Conveyances against any Title Defect that is asserted by Buyer in a Title Defect Notice in accordance with this Article 7, regardless of the outcome of such assertion and whether such assertion is subsequently withdrawn or otherwise. As to any Title Defect claim by a third party after Closing that properly invokes the Special Warranty of Defensible Title provided by Seller under any of the Conveyances, Buyer may file a claim against Seller to enforce its rights thereunder. Recovery by Buyer for any breach by Seller of the special warranty of Defensible Title contained in any of the Conveyances, together with any downward adjustments to the Base Purchase Price by the applicable Title Defect Amount, shall not exceed the Allocated Value of the affected Well and/or Inventory Location. To assert a claim for breach of Seller’s special warranty of Defensible Title contained in any of the Conveyances, Buyer shall be required to provide a Title Defect Notice to Seller meeting the requirements of Section 7.3, which shall set forth the matters asserted to have resulted in such a breach. Seller shall have a reasonable opportunity (but not the obligation) to cure any breach of Seller’s special warranty of Defensible Title set forth in the Conveyances asserted by Buyer pursuant to this Section 7.8, and Buyer shall reasonably cooperate with any such curative attempt by Seller.
ARTICLE 8
ENVIRONMENTAL MATTERS; ENVIRONMENTAL INDEMNITY
8.1    Environmental Assessment; Environmental Defect Notice.
(a)    Beginning on the closing of the Samson transaction and ending at the expiration of the Due Diligence Period, Buyer shall, subject to, and without limitation of, the terms of the Site Access Agreement, have the right, at its sole cost, risk, liability, and expense, to conduct a Phase I Environmental Site Assessment of the Wells, Inventory Locations, Facilities and Equipment and Leases. Subject to, and without limitation of the terms of the Site Access Agreement, during Seller’s regular hours of business and after providing Seller with written notice of any such activities no less than two (2) Business Days in advance (which written notice shall include the written permission of the operator (if other than Seller) and any applicable third party operator or other third party whose permission is legally required, which Seller shall reasonably cooperate with Buyer in securing, but which Buyer acknowledges and agrees may not ultimately be secured), Buyer and its representatives shall be permitted to enter upon the Assets, inspect the same, review all of Seller’s files and records (other than those for which Seller has an attorney-client privilege) relating to the Wells, Inventory Locations, Facilities and Equipment and Leases, and generally conduct visual, non-invasive tests, examinations, and investigations. No sampling or other invasive inspections of the Wells, Inventory Locations, Facilities and Equipment or Leases may be conducted prior to the Closing without Seller’s prior written consent. Buyer agrees to provide Seller promptly, but in no event more than five (5) days after receipt or creation, copies of all final reports and test results prepared by Buyer or any of Buyer’s representatives which contain data collected or generated from Buyer’s due diligence with respect to the Wells, Inventory Locations, Facilities and Equipment and Leases. Seller shall not be deemed by its receipt of any said documents to have made any representation or warranty, express, implied or statutory, as to the condition of the Wells, Inventory Locations, Facilities and Equipment or Leases or to the accuracy of said documents or the information contained therein. Subject to, and without limitation of, the terms and conditions of the Site Access Agreement, during all periods that Buyer or any of Buyer’s representatives are accessing the Assets, Buyer will maintain, at its sole expense, reasonably adequate policies of insurance that includes each member of the Seller Group as additional insureds thereunder. Upon Buyer’s receipt of written request by Seller, Buyer will provide evidence of such insurance to Seller (or any third party designated by Seller) prior to entering upon the Assets. Buyer acknowledges that Seller is subject to the confidentiality requirements of the Samson PSA and cannot provide the access contemplated this Section 8.1(a) until the closing of the transactions contemplated by the Samson PSA with respect to the Assets.
(b)    Prior to the expiration of the Due Diligence Period, Buyer shall give Seller written notice (an “Environmental Defect Notice”) of any Environmental Defect. Notwithstanding anything herein to the contrary, the following shall not constitute or otherwise give rise to any Environmental Defect: any condition, contamination, liability, loss, cost, expense or claim related to NORM, asbestos, and all losses, obligations and liabilities for plugging, decommissioning, removal of equipment, abandonment and restoration obligations that arise by contract, lease terms, Environmental Laws or requested by Governmental Authorities .Each Environmental Defect will be addressed as a single incident or condition, and the Environmental Defects shall not be aggregated on a per condition basis or otherwise (i.e., a condition found at all of the Wells shall not be aggregated, but instead, shall be evaluated on a site-by-site basis). Notwithstanding anything herein to the contrary, in no event shall there by any adjustments to the Base Purchase Price or other remedies provided by Seller for any individual Environmental Defect for which the Environmental Defect Value does not exceed One Hundred Ten Thousand and No/100 Dollars ($110,000.00) (the “Individual Environmental Defect Threshold”). To be effective, an Environmental Defect Notice must be asserted in good faith, delivered in writing, and: (i) must be received by Seller as soon as reasonably practical after discovery of the Environmental Defect by Buyer, but in any event on or before expiration of the Due Diligence Period; (ii) must be based on credible and probative evidence substantiated by Buyer’s environmental representatives (which may include internal employees or personnel of Buyer, its Affiliates or third parties); (iii) the evidence referred to in Section 8.1(b)(ii) must be fully described and in the case of documentary evidence, enclosed; (iv) must describe the Wells, Inventory Locations, Facilities and Equipment and/or Leases affected, and shall reasonably describe the remediation and/or restoration required to remedy the Environmental Defect, as recommended in good faith by Buyer’s environmental representatives; and (v) must state Buyer’s good faith estimate of the Environmental Defect Value with respect to the applicable Environmental Defect. If an Environmental Defect Notice (A) is not timely delivered with respect to an Environmental Defect or (B) does not meet the requirements set forth in clauses (i) – (v) above, such Environmental Defect Notice shall not be effective and Buyer shall thereafter be deemed to have accepted such Well, Facilities and Equipment and/or Lease in its current condition and to have forever waived Buyer’s right to assert an Environmental Defect with respect thereto.
8.2    Remedy for Environmental Defects. If Buyer provides a valid Environmental Defect Notice in accordance with Section 8.1, Seller may provide for one of the remedies set forth in this Section 8.2 with respect to the Environmental Defect that is subject to such Environmental Defect Notice, but, for the avoidance of doubt, each such remedy, and the aggregate of all remedies, shall be limited in accordance with, and subject to in all respects, Sections 7.6 and 8.1.
(a)    Remedy. If Buyer timely delivers a valid Environmental Defect Notice to Seller, Seller, at its election, shall have the option of (i) remediating or otherwise curing the Environmental Defect to the extent of the Lowest Cost Response on or before expiration of the Cure Period, (ii) contesting the existence of an Environmental Defect or Buyer’s estimate of the Environmental Defect Value pursuant to Section 8.2(c), (iii) paying Buyer’s good faith estimate of the Environmental Defect Value in the form of a reduction to the Base Purchase Price (an “Environmental Adjustment”), or (iv) excluding the affected Well, Inventory Location, Facilities and Equipment and/or Lease pursuant to Section 8.2(b). For the avoidance of doubt, Seller shall not have waived its right to contest the existence of an Environmental Defect or the Environmental Defect Value by electing the remedy set forth in Section 8.2(d)(i).
(b)    Exclusion of Affected Well, Inventory Location and/or Lease. At Seller’s sole option, an exclusion adjustment may be made in an amount equal to the Allocated Value of the Well, Inventory Location, Facilities and Equipment and/or Lease which is the subject of a valid Environmental Defect Notice. In such event, Seller shall retain the affected Well, Inventory Location, Facilities and Equipment and/or Lease, and the Base Purchase Price shall be reduced by the Allocated Value of such Well, Inventory Location, Facilities and Equipment and/or Lease, as applicable.
(c)    Contested Environmental Defects. If Seller contests the existence of any Environmental Defect or Buyer’s estimate of the applicable Environmental Defect Value, Seller shall notify Buyer no later than five (5) Business Days after Seller’s receipt of the applicable Environmental Defect Notice. In such instance, Buyer and Seller shall meet on or before forty (40) days following the Record Access Date and use their reasonable commercial efforts to, prior to the Closing, either: (i) agree to reject the Environmental Defect, in which case Buyer shall waive the Environmental Defect; or (ii) agree on the validity of the Environmental Defect and the Environmental Defect Value, in which case Seller shall have the options described in Section 8.2(a) (except the right to contest). If Seller and Buyer cannot agree on either option (i) or (ii) in the preceding sentence, the Environmental Defect or the Environmental Defect Value shall be resolved in accordance with the dispute resolution provisions set forth in Section 19.4. Notwithstanding any of the preceding provisions of this Section 8.2(c), all Environmental Adjustments shall be made prior to the Closing, which Closing shall be extended until resolution of any disputes relating to the Environmental Defects; provided, however, that if adjustments for alleged Title Defects and Environmental Defects do not, in the aggregate, exceed the Mutual Termination Threshold and Seller has not exercised its termination right under Section 7.7(b), then the Closing shall occur as to the other Assets that are not subject to the dispute (with the portion of the Assets subject to the dispute being excluded, and the Base Purchase Price reduced for the entire Allocated Values thereof) and the Closing shall subsequently occur with respect to the Assets made the subject of the dispute within thirty (30) days following the final resolution of the dispute unless Seller elects exclusion of the affected Assets.
(d)    Remediation. If Seller elects to pursue remediation or cure as set forth in this Section 8.2(d), Seller shall implement such remediation or cure in a manner that is in compliance with all applicable laws in a reasonably prompt fashion for the type of remediation or cure. If Seller elects to pursue remediation or cure and:
(i)    completes a Complete Remediation of an Environmental Defect prior to the Closing Date, the affected Lease(s), Inventory Location(s) and/or Well(s) shall be included in the Assets conveyed at the Closing, and no Base Purchase Price adjustment will be made for such Environmental Defect;

(ii)    does not complete a Complete Remediation prior to the Closing, unless Seller elects to exclude such Well(s), Inventory Location(s), Facilities and Equipment or Lease(s) in accordance with Section 8.2(a), then Seller shall convey the affected Well(s), Inventory Location(s), Facilities and Equipment or Lease(s) to Buyer and Buyer shall pay for the affected Well(s), Inventory Location(s), Facilities and Equipment or Lease(s) at the Closing and the Base Purchase Price will be adjusted downward in an amount equal to the Environmental Defect Value for such Well(s), Inventory Location(s), Facilities and Equipment or Lease(s); provided, however, that if Seller is able to complete a Complete Remediation on or before expiration of the Cure Period, then Seller shall include an upward adjustment in the Final Settlement Statement (or in an updated version thereof if completed after the Final Settlement Statement has been finalized pursuant to Section 11.3) equal to the Environmental Defect Value for such Well(s), Inventory Location(s), Facilities and Equipment or Lease(s); provided, further, however, that if the Environmental Defect Value as finally decided between the Parties or pursuant to Section 19.4, as applicable, is less than the Environmental Defect Value used for the Base Purchase Price adjustment set forth in the Closing Settlement Statement, then Seller shall include an upward adjustment in the Final Settlement Statement (or in an updated version thereof if finally determined or resolved after the Final Settlement Statement has been finalized pursuant to Section 11.3) equal to the amount that the Environmental Defect Value (as set forth in the Closing Settlement Statement) exceeds the Environmental Defect Value, as finally determined.
8.3    Acceptance of Environmental Condition. SUBJECT TO THE OTHER TERMS AND PROVISIONS SET FORTH IN THIS AGREEMENT, UPON THE OCCURRENCE OF THE CLOSING, BUYER AGREES TO ACCEPT THE ENVIRONMENTAL CONDITION OF THE ASSETS CONVEYED AT THE CLOSING (OR ANY OTHER SUBSEQUENT CLOSING PURSUANT TO THE TERMS OF THIS AGREEMENT), INCLUDING, BUT NOT LIMITED TO, COSTS TO CLEAN UP OR REMEDIATE; AND SUBJECT TO THE OTHER TERMS AND PROVISIONS SET FORTH IN THIS AGREEMENT, BUYER HEREBY AGREES TO RELEASE SELLER FROM ANY AND ALL LIABILITY AND RESPONSIBILITY THEREFOR AND AGREES TO INDEMNIFY, DEFEND, AND HOLD SELLER HARMLESS FROM ANY AND ALL CLAIMS, CAUSES OF ACTION, FINES, EXPENSES, COSTS, LOSSES, AND LIABILITIES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES AND COSTS) IN CONNECTION WITH THE ENVIRONMENTAL CONDITION OR BUYER’S FAILURE TO PROPERLY REMEDIATE THE CONDITION. BUYER ACKNOWLEDGES AND AFFIRMS THAT THE ASSETS CONVEYED AT THE CLOSING (OR ANY OTHER SUBSEQUENT CLOSING PURSUANT TO THE TERMS OF THIS AGREEMENT) HAVE BEEN UTILIZED FOR THE PURPOSE OF EXPLORATION, PRODUCTION AND DEVELOPMENT OF OIL AND GAS, AND EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, AT CLOSING, THE ASSETS WILL BE ACQUIRED IN THEIR “AS IS, WHERE IS” ENVIRONMENTAL CONDITION. BUYER HAS CONDUCTED AN INDEPENDENT INVESTIGATION OF THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE ASSETS, TO THE EXTENT BUYER DEEMS NECESSARY OR APPROPRIATE AND PERMITTED BY THE SITE ACCESS AGREEMENT AND ANY OTHER ACCESS AGREEMENT ENTERED INTO BY THE PARTIES.

8.4    NORM. Buyer acknowledges that the Assets have been used for exploration, development and production of oil, gas and water and that there may be petroleum, produced water, wastes or other materials located on, under or associated with the Interests. Facilities and Equipment and sites included in the Assets may contain NORM. NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms; the wells, materials and equipment located on or included in the Assets may contain NORM and other wastes or hazardous substances/materials; and NORM containing material and other wastes or hazardous substances/materials may have been buried, come in contact with the soil or otherwise been disposed of on or around the Assets. Special procedures may be required for the remediation, removal, transportation or disposal of wastes, asbestos, hazardous substances/materials, including hydrogen sulfide gas and NORM from the Assets. From and after the Closing, Buyer shall assume responsibility for the control, storage, handling, transporting and disposing of or discharge of all materials, substances and wastes from the Assets (including produced water, hydrogen sulfide gas, drilling fluids, NORM and other wastes), whether present before or after the Effective Time, in a safe and prudent manner and in accordance with all applicable Environmental Laws.
8.5    Environmental Indemnities. WITHOUT LIMITATION OF THE TERMS OF THE SITE ACCESS AGREEMENT, FROM AND AFTER THE CLOSING, SUBJECT TO THE OTHER TERMS AND PROVISIONS SET FORTH IN THIS AGREEMENT, BUYER SHALL BE LIABLE TO SELLER FOR AND SHALL, IN ADDITION, INDEMNIFY, DEFEND, RELEASE AND HOLD SELLER HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, IN FAVOR OF ANY THIRD PARTY OR ENTITY FOR INJURY, ILLNESS OR DEATH OF ANY PERSON(S) OR FOR DAMAGE, LOSS, POLLUTION OR CONTAMINATION OF ANY REAL OR PERSONAL PROPERTY, GROUNDWATER OR THE ENVIRONMENT ATTRIBUTABLE TO THE ENVIRONMENTAL CONDITION OF THE ASSETS, INCLUDING, WITHOUT LIMITATION, CLAIMS ARISING UNDER ENVIRONMENTAL LAWS OR, FOR ANY OTHER CLAIMS ARISING DIRECTLY OR INDIRECTLY FROM, OR INCIDENT TO, THE USE, OCCUPATION, OWNERSHIP, OPERATION, CONDITION (WHETHER LATENT OR PATENT), MAINTENANCE OR ABANDONMENT OF ANY OF THE ASSETS AND WHETHER ARISING FROM OR CONTRIBUTED TO BY THE ACTIVE, PASSIVE, JOINT, SOLE OR CONCURRENT NEGLIGENCE, OR STRICT LIABILITY OF SELLER, OR SELLER’S CONTRACTORS OR SUBCONTRACTORS OR THE OFFICERS, DIRECTORS, AGENTS OR EMPLOYEES OF SELLER’S CONTRACTORS OR SUBCONTRACTORS, INCLUDING ANY STRICT LIABILITY UNDER ENVIRONMENTAL LAWS, REGARDLESS OF WHETHER ANY SUCH CLAIMS RESULT FROM ANY CONDITIONS, EVENTS, ACTIONS OR INACTIONS ARISING, OCCURRING OR ACCRUING PRIOR TO, ON OR AFTER THE EFFECTIVE TIME. Buyer and Seller shall treat all information regarding any environmental conditions as confidential and shall not make any contact with any Governmental Authority or third party regarding same without the prior express written consent from the other Party unless such contact is required by applicable law.
8.6    Exclusive Remedies. The rights and remedies granted to Buyer in this Agreement are the exclusive rights and remedies against Seller related to any Environmental Condition or damages related thereto. BUYER EXPRESSLY WAIVES AND RELEASES SELLER GROUP

FROM ANY AND ALL OTHER RIGHTS AND REMEDIES IT MAY HAVE UNDER ENVIRONMENTAL LAWS AGAINST SELLER REGARDING ENVIRONMENTAL CONDITIONS, WHETHER FOR CONTRIBUTION, INDEMNITY OR OTHERWISE. The foregoing is a specifically bargained for allocation of risk between the Parties, which the Parties agree and acknowledge satisfies the express negligence rule and conspicuousness requirement under applicable law.
ARTICLE 9
CONSENTS; PREFERENTIAL PURCHASE RIGHTS
9.1    Consents. With respect to each Required Consent (a) that is set forth in Schedule 5.12 or (b) of which Seller otherwise obtains Knowledge prior to the Closing, Seller, prior to the Closing, shall send to the holder of each such Required Consent a notice in material compliance with the contractual provisions and/or law applicable to such Required Consent seeking such holder’s consent (or waiver thereof) to the transactions contemplated hereby. If Seller fails to obtain a Required Consent (or waiver thereof) prior to the Closing, then, in each case, the Asset(s) (or portion(s) thereof) affected by such un-obtained Required Consent shall be excluded from the Assets to be assigned to Buyer at the Closing, and the Base Purchase Price shall be reduced by the Allocated Value of such Asset (or portion thereof) so excluded. In the event that a Required Consent with respect to any Asset (or portion thereof) excluded pursuant hereto that was not obtained (or waived) prior to the Closing is obtained (or waived) within one hundred eighty (180) days following the Closing, then, within ten (10) days after such Required Consent is obtained (or waived), Buyer shall purchase the Asset(s) (or portion(s) thereof) that were so excluded as a result of such previously un-obtained Required Consent and pay to Seller the amount by which the Base Purchase Price was reduced at the Closing with respect to the Asset(s) (or portion(s) thereof) so excluded (subject to adjustment as set forth in Sections 3.3 and 3.4), and Seller shall assign to Buyer the Asset(s) (or portion(s) thereof) so excluded at the Closing pursuant to an instrument in substantially the same form as the applicable Conveyance and/or Deed (in which case, the applicable Lease and/or Contract shall not constitute a Retained Asset). If Seller fails to obtain a Customary Consent (or waiver thereof) prior to the Closing and the failure to obtain such Customary Consent would not cause (i) the assignment to Buyer of any Asset (or portion thereof) affected thereby to Buyer to be void, (ii) the termination of a Lease or Contract under the express terms thereof, or (iii) result in a penalty or monetary obligation, then the Asset (or portion thereof) subject to such un-obtained Customary Consent shall nevertheless be assigned by Seller to Buyer at the Closing as part of the Assets and Buyer shall have no claim against, and Seller shall have no liability for, the failure to obtain such Customary Consent. Prior to the Closing, Seller and Buyer shall use their commercially reasonable efforts to obtain all Required Consents and Customary Consents (or waivers thereof); provided, however, that neither Party shall be required to incur any liability or pay any money in order to obtain any such Required Consent or Customary Consent (or waiver thereof). Without limitation of the foregoing, Buyer agrees to provide Seller with any information or documentation that may be reasonably requested by Seller and/or the third party holder(s) of any Required Consent in order to facilitate the process of obtaining such Required Consent (or waiver thereof).
9.2    Preferential Purchase Rights. With respect to each Preferential Purchase Right set forth in Schedule 5.13, Seller, prior to the Closing, shall send to the holder of each such Preferential

Purchase Right a notice in material compliance with the contractual provisions applicable to such Preferential Purchase Right. If, prior to the Closing, any holder of a Preferential Purchase Right notifies Seller that such holder intends to consummate the purchase of the Asset(s) (or portion(s) thereof) to which its Preferential Purchase Right applies, or the time for responding has not yet expired and the right has not been waived by the holder thereof, then the Asset subject to such Preferential Purchase Right shall be excluded from the Assets to be assigned to Buyer at the Closing (but only to the extent of the portion of such Asset affected by the Preferential Purchase Right), and the Base Purchase Price shall be reduced by the Allocated Value of the Asset (or portion thereof) so excluded. Seller shall be entitled to all proceeds paid by any Person exercising a Preferential Purchase Right prior to the Closing. If such holder of such Preferential Purchase Right thereafter fails to consummate the purchase of the Asset (or portion thereof) covered by such Preferential Purchase Right on or before sixty (60) days following the Closing Date, (a) Seller shall so notify Buyer, (b) Buyer shall purchase, on or before ten (10) days following receipt of such notice, such Asset (or portion thereof) that was so excluded from the Assets to be assigned to Buyer at the Closing, under the terms of this Agreement and for a price equal to the amount by which the Base Purchase Price was reduced at the Closing with respect to the Asset(s) (or portion(s) thereof) so excluded (subject to adjustment as set forth in Sections 3.3 and 3.4) and (c) Seller shall assign to Buyer the Asset (or portion thereof) so excluded at the Closing pursuant to an instrument in substantially the same form as the applicable Conveyance. If, as of the Closing, the time for exercising a Preferential Purchase Right has not expired and such Preferential Purchase Right has not been exercised or waived, then the Asset subject to such Preferential Purchase Right shall not be included in the Assets to be assigned to Buyer at the Closing. However, if the time for exercising a Preferential Purchase Right thereafter expires with the holder of such Preferential Purchase Right failing to purchase the affected Asset on or before sixty (60) days following the Closing Date, (i) Seller shall so notify Buyer, (ii) Buyer shall purchase, on or before ten (10) days following receipt of such notice, such Asset (or portion thereof) that was so excluded from the Assets to be assigned to Buyer at the Closing, under the terms of this Agreement and for a price equal to the amount by which the Base Purchase Price was reduced at the Closing with respect to the Asset(s) (or portion(s) thereof) so excluded (subject to adjustment as set forth in Sections 3.3 and 3.4) and (iii) Seller shall assign to Buyer the Asset (or portion thereof) so excluded at the Closing pursuant to an instrument in substantially the same form as the applicable Conveyance. For any Assets excluded from the Closing due to a Preferential Purchase Right and retained by Seller, the Parties shall execute a mutually agreeable Contract Operating form, whereby Buyer shall agree, until the assignment of each affected Asset to Buyer or six (6) months after the Closing Date, whichever is earlier, to serve as contract operator on behalf of Seller for all such Assets. All Assets for which any applicable Preferential Purchase Right has been waived prior to the Closing shall be sold to Buyer at the Closing pursuant to the provisions of this Agreement. Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that Seller desires to sell all of the Assets and would not have entered into this Agreement but for Buyer’s agreement to purchase all of the Assets as herein provided. Accordingly, it is expressly understood and agreed that Seller shall have no obligation of any kind to consummate the sale, transfer and/or conveyance of any Asset(s) (or any portion(s) thereof) to any holder of any Preferential Purchase Right applicable thereto (regardless of whether such holder has notified Seller prior to the Closing Date that such holder intends to consummate the purchase of the Asset(s) to which its Preferential Purchase Right applies) unless and until the Closing of the transactions contemplated by this Agreement has been consummated in accordance with the terms and conditions of this Agreement.
ARTICLE 10
CONDITIONS TO CLOSING; SETTLEMENT STATEMENT; CLOSING
10.1    Seller’s Conditions to Closing. The obligations of Seller at the Closing are subject to the satisfaction at or prior to the Closing, or waiver in writing by Seller, of the following conditions:
(a)    All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (without regard to materiality or similar qualifiers), in each case as if such representations and warranties were made at and as of the Closing Date (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of the specified date); and Buyer shall have performed and satisfied in all material respects all covenants and agreements required to be performed and satisfied by it under this Agreement at or prior to the Closing.
(b)    No injunction, order or award enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued by a Governmental Authority and remain in force.
(c)    All material consents and approvals required of Governmental Authorities in order to sell and transfer the Assets to Buyer and otherwise close and consummate the transactions contemplated by this Agreement, except consents and approvals of assignments by Governmental Authorities that are customarily obtained after the Closing (including, for purposes of clarity, Customary Consents), shall have been received or waived in writing, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.
(d)    Buyer shall have provided Seller evidence satisfactory to Seller that Buyer, as of the Closing (i) is qualified to do business and to own and operate the Assets in all jurisdictions in which the Assets are located and (ii) has posted all bonds and obtained all insurance required by any Governmental Authority or other body to own and operate the Assets or by any applicable operating agreement.
(e)    The aggregate adjustments to the Base Purchase Price attributable to Title Defects and Environmental Defects shall not have exceeded the Mutual Termination Threshold and Seller has not exercised its termination right under Section 7.7(b).
(f)    Buyer shall have performed its obligations set forth in Section 10.5.
(g)    The transaction contemplated by the Samson PSA with respect to the Assets shall have closed.
10.2    Buyer’s Conditions to Closing. The obligations of Buyer at the Closing are subject to the satisfaction at or prior to the Closing, or waiver in writing by Buyer, of the following conditions:

(a)    All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects (without regard to materiality or similar qualifiers) as if such representations and warranties were made at and as of the Closing Date (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of the specified date), and Seller shall have performed and satisfied in all material respects all covenants and agreements required to be performed and satisfied by it under this Agreement at or prior to the Closing.
(b)    No injunction, order or award enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued by a Governmental Authority and remain in force.
(c)    All material consents and approvals required of Governmental Authorities in order to sell and transfer the Assets to Buyer and otherwise close and consummate the transactions contemplated by this Agreement, except consents and approvals of assignments by Governmental Authorities that are customarily obtained after the Closing (including, for purposes of clarity, Customary Consents), shall have been received or waived in writing, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.
(d)    The aggregate adjustments to the Base Purchase Price attributable to finally resolved Title Defects and alleged Environmental Defects shall not have exceeded the Mutual Termination Threshold and Seller has not exercised its termination right under Section 7.7(b).
(e)    Seller shall have performed its obligations set forth in Section 10.5.
(f)    The transactions contemplated by the Samson PSA with respect to the Assets shall have closed.
10.3    Closing Settlement Statement. No later than three (3) Business Days prior to Closing, Seller shall provide Buyer with a closing settlement statement covering the adjustments, without duplication, to the Base Purchase Price to be made at the Closing under this Agreement (the “Closing Settlement Statement”). To the extent available, actual numbers shall be used. If not available, Seller shall use good faith estimates of the same, which estimates shall be adjusted to take into account actual numbers in connection with the Final Settlement Statement described in Section 11.3 below. In preparing the Closing Settlement Statement, Seller shall have no obligation to make an accrual for revenues not received as of the Closing. Within two (2) Business Days after receipt of the Closing Settlement Statement, Buyer will deliver to Seller a written report containing all changes, with explanations therefor, that Buyer proposes to be made to the Closing Settlement Statement. The Parties shall in good faith attempt to agree on the Closing Settlement Statement as soon as possible after Seller’s receipt of Buyer’s written report. The Closing Settlement Statement, as agreed upon by the Parties, will be used to adjust the Base Purchase Price at the Closing; provided, that if the Parties do not agree upon an adjustment set forth in the Closing Settlement Statement, then the amount of such adjustment used to adjust the Base Purchase Price at the Closing shall be that amount set forth in the draft Closing Settlement Statement delivered by Seller to Buyer pursuant to this Section 10.3.

10.4    Scheduled Closing Date and Place. Subject to the satisfaction of the conditions set forth in Sections 10.1 and 10.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing or can only be satisfied as of the Closing), the closing of the transactions contemplated by this Agreement shall be held on the later of November 15, 2017 or forty seven (47) days following the Records Access Date, or such other date occurring on or before the Outside Date as Buyer and Seller may agree upon in writing (the “Scheduled Closing Date”), at the office of Locke Lord LLP, 600 Travis, Suite 2800, Houston, Texas 77002, or at such other time and place as the Parties mutually agree (the “Closing”); provided, that if the Closing is not held on the Scheduled Closing Date, it shall occur as soon thereafter as such conditions have been satisfied or waived, subject to the termination rights of the Parties set forth in Article 18. The date on which the Closing occurs shall be the “Closing Date”.
10.5    Closing Activities. The following actions shall take place at the Closing:
(a)    Certificates. Each Party shall deliver to the other Party a certificate in a form reasonably satisfactory to the other Party, dated as of the Closing, and executed by a duly authorized officer, partner, attorney-in-fact or owner, as appropriate, of such Party, certifying that the conditions to Closing as set forth in Section 10.1(a) or Section 10.2(a), as the case may be, have been met.
(b)    Conveyance. Seller and Buyer shall execute, acknowledge and deliver two (2) counterpart copies of the Conveyance (substantially in the form set forth as Exhibit “F” attached hereto) to be filed in each respective County/Parish where the Assets are located, assigning and conveying the Assets to Buyer, as well as the requisite number of applicable governmental assignment forms.
(c)    Deeds. Seller and Buyer shall execute, acknowledge and deliver two (2) counterpart copies of each of the Deeds (substantially in the form set forth as Exhibit “G”, attached hereto) to be filed in each respective County/Parish where the applicable Mineral Interests or other relevant Assets are located, assigning and conveying such Assets to Buyer, as well as the requisite number of applicable governmental assignment forms.
(d)    Payment. Buyer shall deliver to an account designated in writing by Seller by wire transfer of same day funds the amount as set forth on the Closing Settlement Statement.
(e)    Joint Written Instructions. Seller and Buyer shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release and deliver to Seller by wire transfer of same day funds an amount that is equal to the Deposit and all interest accrued thereon.
(f)    Additional Documents. Buyer shall (i) furnish to Seller such evidence (including evidence of satisfaction of all applicable bonding or insurance requirements) as Seller may reasonably require demonstrating that Buyer is qualified with the applicable Governmental Authorities or pursuant to any operating agreement to succeed Seller as the owner and, where applicable, the operator of the Assets, (ii) with respect to Assets operated by Seller where Buyer is to succeed Seller as operator, execute and deliver to Seller appropriate evidence reflecting change of operator as required by applicable Governmental Authorities, (iii) execute and deliver to Seller such forms as Seller may reasonably request for filing with applicable Governmental Authorities to reflect Buyer’s assumption of plugging and abandonment liabilities with respect to all of the Assets, and (iv) execute and deliver to Seller any other agreements, instruments and documents that are required by other terms of this Agreement to be executed and/or delivered at the Closing.
(g)    Possession. Seller shall (subject to the terms of any applicable operating agreements and to the other provisions hereof) deliver to Buyer possession of the Assets to be conveyed at the Closing.
(h)    Letters-in-Lieu. Seller and Buyer shall execute and deliver to Buyer the letters-in-lieu or transfer orders provided for in Section 13.3.
(i)    Release of JPMorgan Mortgage. Seller shall deliver to Buyer copies of duly executed releases of the JPMorgan Mortgage encumbering the Samson Credit Group’s interest in the Assets.
(j)    Closing Settlement Statement. Seller and Buyer shall execute and deliver to the other Party the Closing Settlement Statement.
(k)    FIRPTA Certificate. Seller (or, if Seller is classified as an entity disregarded as separate from another Person, then such Person) shall deliver to Buyer an executed statement that meets the requirements set forth in Treasury Regulation §1.1445-2(b)(2).
(l)    Transition Services Agreement. Seller and Buyer shall execute and deliver to the other Party the Transition Services Agreement.
ARTICLE 11
POST-CLOSING OBLIGATIONS
Seller and Buyer agree to the following post-Closing obligations:
11.1    Recordation and Filing of Documents. After the Closing, Buyer shall file or record the Conveyances in the appropriate county, parish and governmental records. Buyer shall provide a copy of same, including recording date, to Seller, all at the sole cost of Buyer.
11.2    Records. Seller shall use commercially reasonable efforts to furnish Buyer with the Records in the form and format as maintained by Seller or the Samson Seller Group as applicable within ten (10) calendar days of the Closing; provided, that Seller shall not be required to conduct processing, conversion, compiling or any similar work with respect to the furnishing of the Records. All costs associated with delivering or copying the Records shall be borne solely by Buyer. Insofar as Seller reasonably believes the Records may be needed or useful in connection with federal, tribal, state or local regulatory or Tax matters or resolution of disputes, litigation, or contract compliance issues, Buyer (for a period of seven (7) years after the Closing) shall further make available to Seller or its Affiliates (at the location of such Records in Buyer’s organization) access to the Records during normal business hours, upon not less than two (2) Business Days’ prior written request by Seller, and Seller shall have the right to copy at its own expense and retain such copies of the Records as Seller, in good faith, believes may be useful or needed in connection with the above-described matters. If, however, Buyer elects to destroy any of the Records prior to the expiration of the seven (7) year period, Buyer shall give to Seller written notice of such intent at least thirty (30) days prior to such destruction and Seller shall have the option, at its expense, of having such Records delivered to it.
11.3    Final Settlement Statement. Seller shall issue a final settlement statement covering all adjustments, without duplication, to the Base Purchase Price that were not included (or otherwise were only included as an estimate) in the Closing Settlement Statement (the “Final Settlement Statement”) within one hundred twenty (120) days after the Closing (the “Settlement Submission Date”). Buyer shall respond with objections and proposed corrections within thirty (30) days of the date of Seller’s issuance of the Final Settlement Statement. If Buyer does not respond with objections and the support therefor to the Final Settlement Statement in writing within thirty (30) days of the issuance of the Final Settlement Statement, said Final Settlement Statement shall be deemed approved by Buyer. In the event that Buyer does respond and objects within this time period, the Parties shall meet within fifteen (15) days following Seller’s receipt of Buyer’s objections and attempt to resolve the disputed items. If the Parties are unable to resolve the disputed items by the end of such fifteen (15) day period, the dispute shall be resolved in accordance with the dispute resolution provisions set forth in Section 19.4. After approval by both Parties (or after final resolution of the same under Section 19.4), the net adjustment due pursuant to the Final Settlement Statement for the Assets conveyed shall be summarized and a net check or invoice shall be sent to Buyer or Seller, as the case may be. Buyer or Seller, as the case may be, agrees to promptly pay any such invoice within ten (10) days after receipt thereof. Notwithstanding the foregoing, if any matters relating to Title Defects, Additional Interests or Environmental Defects are finally determined or otherwise resolved after the Final Settlement Statement has been finalized and the net adjustment has been paid, Seller shall issue an updated version of the Final Settlement Statement that reflects such final determination or resolution, and as promptly as reasonably practicable thereafter, a net check or invoice shall be sent to Buyer or Seller, as the case may be.
11.4    Cooperation with Seller’s Retained Assets. Buyer agrees to use reasonable efforts to cooperate in connection with Seller’s removal of all personal property associated with the Retained Assets (to the extent applicable).
11.5    Buyer Cooperation.
(a)    After the Closing, if Seller receives proceeds attributable to a Retained Asset hereunder, but also associated with the Assets conveyed to Buyer, and further, if Seller desires to make distributions to third parties of their proportionate share of such proceeds received, the Parties acknowledge and agree that Seller will not have, and will not be under any obligation to maintain, updated ownership records related to the Assets. Accordingly, Buyer agrees to use commercially reasonable efforts to assist Seller in making such distributions to third parties under such circumstances including, but not limited to, taking possession of and distributing such proceeds to be distributed; provided, however, that Seller has provided to Buyer adequate detail to support the amount of proceeds to be so distributed.

(b)    After the Closing, if Seller receives notice from any Person or Governmental Authority related to an Asset that is not listed on Exhibit “A”, Exhibit “B-1”, or Exhibit “C”, but that is included within the definition of Assets hereunder (and was otherwise conveyed to Buyer at the Closing), Buyer, along with its successors and assigns, shall take all reasonable steps necessary to modify property and/or regulatory records to reflect Buyer’s ownership of such Asset including, but not limited to, executing necessary Conveyances and submitting applicable governmental forms related thereto.
11.6    Suspense Accounts. As set forth and itemized on Schedule 11.6 attached hereto, Seller currently maintains suspense accounts pertaining to oil and gas heretofore produced comprising monies payable to royalty owners, mineral owners and other Persons with an interest in production associated with the Assets that Seller has been unable to pay (the “Suspense Accounts”). As identified in the Closing Settlement Statement, a downward adjustment to the Base Purchase Price will be made at the Closing to reflect the Suspense Accounts as of the Closing Date and the Suspense Accounts shall be further adjusted, if necessary, in the Final Settlement Statement. Subject to the other provisions hereof, Buyer shall assume full and complete responsibility and liability for proper payment of the funds comprising the Suspense Accounts as set forth on the “Final Suspense Account Statement” (which shall be provided by Seller to Buyer with the Final Settlement Statement required in Section 11.3), but only to the extent such Suspense Accounts (a) are delivered to Buyer or (b) otherwise result in a downward adjustment to the Base Purchase Price (including any liability that arises after Closing under any unclaimed property law or escheat statute), all of which shall constitute “Assumed Obligations” for all purposes under this Agreement from and after the Closing.
11.7    Further Assurances. Buyer and Seller further agree that each shall, from time to time and upon reasonable request, use reasonable efforts to execute, acknowledge, and deliver in proper form, any instrument of conveyance, assignment, transfer, or other instruments reasonably necessary for transferring title in the Assets to Buyer or otherwise to implement the transactions contemplated herein.
11.8    Successor Operator. Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer shall become successor operator of the Assets (or portions thereof), including, without limitation, those Assets that the Samson Operator (or its Affiliates) may presently operate, or that Seller may become operator of after the Samson PSA closing, because such Assets (or portions thereof), may be subject to operating or other agreements that control the appointment of a successor operator. Seller agrees, however, that as to the Assets that are operated the Samson Operator or Seller or any of its Affiliates, Seller shall use commercially reasonable efforts to support Buyer’s efforts to become successor operator of such Assets (to the extent permitted under any applicable operating agreement) effective as of the Closing (at Buyer’s sole cost and expense) and to designate or appoint, to the extent legally possible and permitted under any applicable operating agreement, Buyer as successor operator of such Assets, effective as of the Closing.
ARTICLE 12
TAXES

12.1    Asset Taxes.
(a)    Seller shall be allocated and bear all Asset Taxes attributable to the Assets with respect to (i) any Tax period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time, and Buyer shall be allocated and bear all Asset Taxes attributable to the Assets with respect to (x) any Tax period beginning at or after the Effective Time and (y) the portion of any Straddle Period beginning at the Effective Time.
(b)    For purposes of determining the allocations described in Section 12.1(a), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) above or (iii) below), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand. Buyer shall send to Seller a statement that apportions each Asset Tax pursuant to this Section 12.1(b) based upon the amount of Asset Taxes actually invoiced and paid to the applicable Governmental Authority by Buyer. Such statement shall be accompanied by proof of Buyer’s actual payment of such Asset Taxes. Within ten (10) business days of receipt of each such statement and proof of payment, Seller shall reimburse Buyer for Seller’s allocated portion of such Asset Taxes.
12.2    Transfer Taxes. To the extent that any sales, purchase, transfer, stamp, documentary stamp, registration, use or similar taxes (“Transfer Taxes”) are payable by reason of the sale of the Assets under this Agreement, such Transfer Taxes shall be borne and timely paid by Buyer. Seller will determine, and Buyer will cooperate with Seller in determining the amount of any such Transfer Taxes, if any, that are due in connection with the transactions contemplated by this Agreement and Buyer will pay any such Transfer Tax to Seller and Seller shall remit such Transfer Taxes to the appropriate Governmental Authority and any such payment shall not be considered a reduction in the Purchase Price. Any state or local Tax specified above, inclusive of any penalty and interest, assessed at a future date against Seller with respect to the transaction covered herein shall be paid by Buyer or, if paid by Seller, Buyer shall promptly reimburse Seller therefor.
12.3    Payment of Taxes; Filing of Tax Returns. After the Closing Date, (a) Buyer shall, subject to its indemnification rights under Section 15.4, be responsible for paying all Taxes with respect to the Assets that become due and payable after the Closing Date and shall file with the appropriate Governmental Authority any and all Tax Returns required to be filed after the Closing Date with respect to such Taxes, (b)Buyer shall submit each such Tax Return that relates to a Tax period ending on or before the Effective Time or that includes the Effective Time to Seller for its review and comment reasonably in advance of the due date therefor, and (c) Buyer shall timely file any such Tax Return, incorporating any comments received from Seller prior to the due date therefor.

12.4    Tax Cooperation. The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes relating to the Assets. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Seller and Buyer agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Governmental Authority.
12.5    Exchange Provision. Each of Seller and Buyer shall have the right, prior to the Closing, to elect to effect a tax-deferred exchange under Internal Revenue Code Section 1031 (a “Tax Deferred Exchange”) for the Assets. If a Party elects to effect a Tax Deferred Exchange, the other Party agrees to reasonably cooperate in completing such exchange, including executing escrow instructions, documents, agreements or instruments to effect the exchange; provided, however, that the other Party shall incur no additional costs, expenses, fees or liabilities as a result of or connected with the Tax Deferred Exchange. Each of Seller and Buyer, as the case may be, may assign any of its rights and delegate performance of any of its duties under this Agreement in whole or in part to a third party in order to effect such an exchange; provided, however, that each of Seller and/or Buyer shall remain responsible to the other Party for the full and prompt performance of its respective delegated duties. The electing Party shall indemnify and hold the other Party and its affiliates harmless from and against all claims, expenses (including reasonable attorneys’ fees), loss and liability resulting from its participation in any exchange undertaken pursuant to this Section 12.5 pursuant to the request of the electing Party.
ARTICLE 13
OWNERSHIP OF ASSETS
13.1    Distribution of Production. All marketable oil in storage above the pipeline connection or marketable gas beyond the meters at the Effective Time shall be credited to Seller, less applicable royalties. With respect to Assets operated by Samson Operator or Seller, the applicable operator shall have gauged the oil in storage and read all gas meter charts as of the Effective Time, but shall not include unmarketable sludge or linefill. For Seller non-operated Assets, the quantity of such oil in storage or gas beyond the meters shall be determined on the same basis as that used for Seller-operated Assets based on operator reports or applicable state regulatory agency production reports or records, but shall not include unmarketable sludge or linefill. As part of the Closing Settlement Statement, the price for such oil in storage shall be at the price that Seller has contracted to sell the oil at the Effective Time. If there is no such price, the price shall be the average of the two highest prices that are posted at the Effective Time (plus any premium) by other purchasing companies, as determined by Seller in the field or locality where the Assets are located for oil of like grade and gravity. Subject to the occurrence of the Closing, title to the oil in storage for both Seller-operated and Seller non-operated Assets shall pass to Buyer as of the Effective Time, and an upward adjustment shall be made to the Base Purchase Price due at the Closing, less applicable royalties, lease burdens and other adjustment set forth in Section 3.4(b).

13.2    Proration of Income and Expenses. Subject to, and without limitation of, the terms and conditions of this Agreement and any applicable transition services agreement, including the Transition Services Agreement, and subject to the occurrence of the Closing, (a) Seller shall be entitled to all proceeds (including, without limitation, proceeds held in suspense or escrow and COPAS overhead from third parties), receipts, credits, and income attributable to the Assets (or otherwise earned with respect thereto or in connection therewith) for all periods of time prior to the Effective Time, which amounts are received by either Party prior to, on or after the Closing Date, (b) subject to, and without limitation of Section 13.3, Buyer shall be entitled to all proceeds (including, without limitation, proceeds held in suspense or escrow and COPAS overhead from third parties), receipts, credits, and income attributable to the Assets (or otherwise earned with respect thereto or in connection therewith) for all periods of time from and after the Effective Time, which amounts are received by either Party prior to, on or after the Closing Date, (c) Seller shall be responsible for and promptly pay or reimburse Buyer, as applicable, for all Property Costs (and Seller shall be entitled to any refunds and indemnities with respect thereto) with respect to Seller’s interests in the Assets that are incurred prior to the Effective Time (or that are otherwise related to any pre-Effective Time period), (d) Buyer shall be responsible for and promptly pay or reimburse Seller (if paid or incurred by Seller or any of its Affiliates), as applicable, for (i) all Property Costs (and Buyer shall be entitled to any refunds and indemnities with respect thereto) with respect to the Assets that are incurred any time from and after the Effective Time.
13.3    Notice to Third Parties. Buyer shall be responsible for informing all purchasers of production or other remitters to pay Buyer and obtain from the remitter revenues accrued after the Effective Time. Similarly, Buyer shall be responsible for informing all vendors, operators or other third party billers to request payment from Buyer and to make such payments for all costs and Claims attributable to periods from and after the Effective Time. Third parties shall be informed by Buyer via letters-in-lieu of transfer orders or such other reasonable documents which remitter may require and Seller agrees, pursuant to Section 10.5(h), to execute, such forms upon request.
13.4    Pipeline and Other Non-Wellhead Imbalances. To the extent there exists any Imbalances attributable to Hydrocarbons produced from the Assets as of the Effective Time with respect to any gas pipeline, storage or processing facility (the “Pipeline Imbalances”), at the Closing, the Base Purchase Price shall be adjusted upward or downward, as appropriate, to reflect the value of said Pipeline Imbalance. The value of said Pipeline Imbalance shall be calculated by summing the product(s) obtained by multiplying the volume of each net over-position or under-position, as the case may be, measured in the same manner as it is measured by the pipeline, storage or processing facility, as applicable, by the value at which the Pipeline Imbalance was either cashed out, made up or sold, or if otherwise undeterminable, then using the existing fair market value of, or price for, said Hydrocarbons. Buyer shall be solely responsible for any liability and solely entitled to any benefit from such Pipeline Imbalances relating to the Assets from and after the Effective Time. If the Pipeline Imbalance cannot be determined by the Closing or if the pipeline storage or processing facility makes any adjustments attributable to any period prior to the Effective Time after the Closing but before the Final Settlement Statement, then the value adjustment associated with any such Imbalance will be made in connection with the Final Settlement Statement.

ARTICLE 14
INTERIM OPERATIONS
14.1    Interim Covenants. During the period from the Execution Date to the Closing, Seller shall use commercially reasonable efforts to continue to operate as it has prior to entering into this Agreement, and to: (a) except for emergency action taken in the face of risk to life, property or the environment, not, without the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed) approve or authorize any AFEs or capital expenditures over Two Hundred Fifty Thousand and No/100 U.S. Dollars ($250,000.00), net to the interest of Seller, which is received by Seller with respect to any Assets, or incur costs for discretionary expenditures for operations in excess of Two Hundred Fifty Thousand and No/100 U.S. Dollars ($250,000.00), net to the interest of Seller, for which AFEs are not prepared; (b) not transfer, sell, hypothecate, encumber, abandon or otherwise dispose of any portion of the Assets (other than the replacement or disposition of Facilities and Equipment or the sale of Hydrocarbons, in each case, in the ordinary course of business or as required in connection with the exercise by third-parties of Preferential Purchase Rights); (c) not execute, terminate, cancel, extend or materially amend or modify any Material Contract or Lease, other than the execution or extension of a Material Contract for the sale, exchange, transportation, gathering, treating or processing of Hydrocarbons terminable without penalty on ninety (90) days’ or shorter notice; and (d) not waive, compromise or settle any material right or claim if such waiver, compromise or settlement would adversely affect the use, ownership or operation of any of the Assets in any material respect.
14.2    Liability of Operator. Notwithstanding Section 14.1, Seller shall not be liable to Buyer for any claims, demands, causes of action, damages, or liabilities arising out of operation of the Assets after the Effective Time, insofar as the Samson Operator or Seller continues to operate and maintain the Assets in accordance with the terms of this Agreement (including, without limitation, Section 14.1 above), and insofar as no such Claims, demands, causes of action, damages, or liabilities relating to such interim operation are the direct result of the gross negligence or willful misconduct of Samson Operator or Seller. If and to the extent that any covenant of Seller set forth in this Agreement is made with respect to an Asset for which Samson Operator or Seller is not the operator, then Seller shall not be in breach of any such covenant so long as Seller is acting in a commercially reasonable manner to exercise its rights under the applicable operating agreement to cause the relevant operator of such Assets to comply with such covenant.
14.3    Removal of Signs. Buyer shall promptly, but no later than the earlier to occur of (a) the date that is required by applicable rules and regulations or (b) thirty (30) days thereafter, remove any signs and references to Samson Seller Group or Seller and any Affiliate of Samson Seller Group or Seller, and shall erect or install all signs complying with any applicable governmental rules and regulations, including, but not limited to, those reflecting Buyer (or its designated Affiliate) as operator of the affected Assets.
14.4    Third-Party Notifications. Buyer shall make all notifications to all Governmental Authorities, “one call services” and similar groups associated with the operation of the Assets within ten (10) days of the Closing. A copy of all such notifications shall be provided to Seller pursuant to the notice provisions contained in Article 17 hereof.

14.5    Seller Credit Obligations. The Parties understand that none of the bonds, letters of credit, guarantees and insurance, if any, posted or owned by Samson Seller Group or Seller with any Governmental Authority or third party and relating to the Assets conveyed to Buyer (each, an “Asset Credit Obligation”) are to be transferred to Buyer. On or before the Closing Date, Buyer shall obtain, or cause to be obtained in the name of Buyer, replacements for such Asset Credit Obligations. If any such Asset Credit Obligation remains outstanding as of the Closing Date, Buyer shall indemnify each member of the Seller Group and hold them harmless from and against any losses that the Seller Group may incur under any such Asset Credit Obligation from and after the Effective Time.
14.6    Notification of Breaches. Buyer will notify Seller promptly after Buyer, any Affiliate of Buyer, or any of their respective officers or representatives obtains Knowledge that any representation or warranty of Seller contained in this Agreement is, becomes or will be untrue in any material respect on or before the Closing Date. No breach of any representation, warranty, covenant, agreement or condition of this Agreement shall be deemed to be a breach of this Agreement for any purpose under this Agreement, and none of Buyer or any Affiliate of Buyer shall have any claim or recourse against Seller or any Affiliate of Seller, or their respective directors, officers, employees, buyers, controlling Persons, agents, advisors or representatives with respect to such breach, if Buyer or any Affiliate of Buyer, or any of their respective directors, officers, employees, controlling Persons, agents, advisors or representatives, had Knowledge prior to the Execution Date of such breach or of the threat of such breach or the circumstances giving rise to such breach.
14.7    Amendment to Disclosure Schedules. Buyer agrees that, with respect to the representations of Seller contained in this Agreement, Seller shall have the continuing right until the Closing to add (including the addition of disclosure Schedules that are responsive to the representations of Seller contained herein, but for which a disclosure Schedule is not contemplated as of the Execution Date), supplement or amend the disclosure Schedules thereto with respect to any matter hereafter arising or discovered which, if existing on the Execution Date or thereafter, would have been required to be set forth or described in such disclosure Schedules. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Section 10.2 have been fulfilled, the disclosure Schedules to Seller’s representations contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, that if the Closing shall occur, then, (a) with respect to any such matters first arising on or after the Execution Date and disclosed pursuant to any such addition, supplement or amendment at or prior to the Closing, all such matters shall be waived and Buyer shall not be entitled to make a claim with respect thereto pursuant to the terms of this Agreement or otherwise and (b) with respect to any such matters first arising prior to the Execution Date and disclosed pursuant to any such addition, supplement or amendment at or prior to the Closing, such matters shall not be included in any such addition, supplement or amendment if they adversely impact Buyer unless Buyer expressly agrees in writing to such additions, supplements or amendments, and if so made, all such matters shall be waived and Buyer shall not be entitled to make a claim with respect thereto pursuant to the terms of this Agreement.

14.8    Covenant Regarding Certain Records. From and after the Closing Date until the date that is two (2) years after the Closing Date (the “Records Period”), Seller shall, and shall cause its Affiliates and their respective officers, directors, managers, employees, agents and representatives to, provide reasonable cooperation to Buyer, its Affiliates and their agents and representatives to assist Buyer and its auditors in obtaining all financial information related to the Assets for any period(s) prior to the Closing Date that is necessary for Buyer to prepare and obtain financial statements, and audits thereof, relating to the Assets to the extent required to be filed (such filings, the “Filings”) by Buyer or its Affiliates with the SEC pursuant to the Securities Act of 1933, as amended (“Securities Act”), and the rules and regulations thereunder or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder. During the Records Period, Seller agrees to make available to Buyer and its Affiliates and their agents and representatives any and all non-privileged (with respect to Seller) books, records, information and documents that are attributable to the Assets in Seller’s or its Affiliates’ possession or control and access to Seller’s and its Affiliates’ personnel, in each case as reasonably required by Buyer, its Affiliates and their agents and representatives in order to prepare, if required, in connection with the Filings and corresponding financial statements, along with any documentation attributable to the Assets required to complete any audit associated with such financial statements. During the Records Period, Seller shall, and shall cause its Affiliates to, provide reasonable cooperation to the independent auditors chosen by Buyer (“Buyer’s Auditor”) in connection with any audit by Buyer’s Auditor of any financial statements of Seller or its Affiliates with respect to the Assets that Buyer or any of its Affiliates requires to comply with the requirements of the Securities Act or Exchange Act with respect to any Filings. During the Records Period, Seller and its Affiliates shall retain all books, records, information and documents in its possession that would reasonably be expected to be necessary in connection with the preparation and audit of financial statements with respect to the Assets as provided in this Section 14.8. Buyer shall indemnify, defend and reimburse Seller and Seller’s representatives and agents for its reasonable out-of-pocket costs, including fees of any independent auditor or consultants, incurred by Seller in complying with the provisions of this Section. Buyer acknowledges that if Seller performs the obligations imposed upon Seller by this Section 14.8 in a commercially reasonable manner Seller shall have no liability to Buyer or any third party pursuant to this Section 14.8.
ARTICLE 15
RETENTION AND ASSUMPTION OF LIABILITY AND GENERAL
INDEMNIFICATION
15.1    Seller’s Retained Obligations and Buyer’s Assumption of Obligations.
(a)    If the Closing occurs, Seller shall retain the Retained Obligations. Subject to the Closing occurring, and further subject to Seller’s indemnification provisions of Section 15.4, and unless expressly provided for otherwise hereunder, and except for the Retained Obligations, Buyer hereby assumes and agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the obligations and liabilities relating to the Assets, including (i) Seller’s ownership or operation thereof, known or unknown, arising from, with respect to, or otherwise associated with or related to the Assets, whether arising or in existence before, on or after the Effective Time (except as expressly provided herein, including, without limitation, the Retained

Obligations), and whether attributable to actions, occurrences or operations conducted before, on or after, the Effective Time (except as expressly provided herein) and, (ii) those arising out of, or with respect to, the Rockcliff Assumed Obligations for which Seller is responsible pursuant to the Samson PSA; provided that Buyer shall not assume or be responsible for any matter for which the Samson Seller Group has agreed to indemnify Seller under the Samson PSA or for any matter that is a Retained Obligation as defined in the Samson PSA, REGARDLESS OF WHETHER ANY OF SUCH OBLIGATIONS, LIABILITIES OR CLAIMS MAY BE ATTRIBUTABLE, IN WHOLE OR IN PART, TO THE STRICT LIABILITY OR NEGLIGENCE OF SELLER GROUP, BUYER OR THIRD PARTIES, WHETHER SUCH NEGLIGENCE IS ACTIVE OR PASSIVE, JOINT, CONCURRENT OR SOLE (collectively, the “Assumed Obligations”). The Assumed Obligations include, without limitation, the payment and/or performance of all Taxes, leasehold and equipment rentals and release payments, royalties, excess royalties, in-lieu royalties, overriding royalty interests, production payments, net profit obligations, carried working interests, and any other matters with which the Assets may be burdened, whether arising or attributable to the periods before, on or after the Effective Time. Subject to Seller’s Retained Obligations and the indemnification provisions of Section 15.4:
(i)    THE ASSUMED OBLIGATIONS SHALL INCLUDE, AND BUYER, FROM AND AFTER THE CLOSING ACCEPTS SOLE RESPONSIBILITY FOR AND AGREES TO PAY, ALL COSTS AND EXPENSES INCURRED FROM AND AFTER THE EFFECTIVE TIME AND ASSOCIATED WITH PLUGGING AND ABANDONMENT OF ALL WELLS, DECOMMISSIONING OF ALL FACILITIES AND PLATFORMS, AND CLEARING AND RESTORATION OF ALL SITES, IN EACH CASE INCLUDED IN, OR ASSOCIATED WITH, THE ASSETS, AND BUYER MAY NOT CLAIM THE FACT THAT PLUGGING AND ABANDONMENT, DECOMMISSIONING, SITE CLEARANCE OR RESTORATION OPERATIONS ARE NOT COMPLETE OR THAT ADDITIONAL COSTS AND EXPENSES ARE REQUIRED TO COMPLETE ANY SUCH OPERATIONS AS A BREACH OF SELLER’S REPRESENTATIONS OR WARRANTIES MADE HEREUNDER OR THE BASIS FOR ANY OTHER REDRESS AGAINST SELLER.
(ii)    SUBJECT TO ARTICLE 8, THE ASSUMED OBLIGATIONS SHALL INCLUDE, AND BUYER, FROM AND AFTER THE CLOSING ACCEPTS SOLE RESPONSIBILITY FOR AND AGREES TO PAY, ANY AND ALL COSTS AND EXPENSES ARISING OUT OF ENVIRONMENTAL LAWS (INCLUDING, WITHOUT LIMITATION, ANY COMPLIANCE OR NON-COMPLIANCE THEREWITH, ANY ADVERSE ENVIRONMENTAL CONDITIONS, AND THE DISPOSAL, RELEASE, DISCHARGE OR EMISSION OF HYDROCARBONS, HAZARDOUS SUBSTANCES, HAZARDOUS WASTES, HAZARDOUS MATERIALS, SOLID WASTES OR POLLUTANTS INTO THE ENVIRONMENT), KNOWN OR UNKNOWN, WITH RESPECT TO THE ASSETS, REGARDLESS OF WHETHER SUCH OBLIGATIONS OR LIABILITIES AROSE PRIOR TO, ON, OR AFTER THE EFFECTIVE TIME. BUYER EXPRESSLY AGREES TO ASSUME THE RISK THAT THE ASSETS MAY CONTAIN WASTE MATERIALS, INCLUDING, WITHOUT LIMITATION, NORM, HAZARDOUS SUBSTANCES, HAZARDOUS WASTES, HAZARDOUS MATERIALS, SOLID WASTES, OR OTHER POLLUTANTS, BUT SUCH ASSUMPTION SHALL NOT OTHERWISE LIMIT OR IMPAIR BUYER’S REMEDIES UNDER ARTICLE 8 OF THIS AGREEMENT.

(b)    Buyer covenants and agrees that it shall not attempt to avoid the effect of the indemnification made by it above by later arguing that at the time of the indemnification it did not fully appreciate the extent of any such claims.
15.2    Definitions. For purposes of this Article 15 and all other provisions of this Agreement which contain an indemnification provision, the term “Buyer Group” shall be deemed to include Buyer and its Affiliates, all successors, heirs and assigns of Buyer and its Affiliates, and the officers, directors, shareholders, employees, representatives, co-owners, contractors, subcontractors, or agents of any of the foregoing. For purposes of this Article 15 and all other provisions of this Agreement which contain an indemnification provision, the term “Seller Group” shall be deemed to include Seller, its direct parent, and all subsidiaries and Affiliates thereof, all successors, heirs and assigns of any of the foregoing, and each of their respective officers, directors, shareholders, employees, representatives, co-owners, contractors, subcontractors, or agents of any of the foregoing.
15.3    Buyer’s General Indemnity. Buyer shall, upon the occurrence of the Closing, defend, indemnify, release and hold Seller Group harmless from and against any and all Claims in favor of any third party to the extent arising from or relating to:
(a)    Buyer’s breach of any of its representations and warranties in this Agreement;
(b)    Buyer’s breach of any of its covenants or agreements in and under this Agreement; and
(c)    the Assumed Obligations.
15.4    Seller’s General Indemnity. Seller shall, upon the occurrence of the Closing, subject to the limitations set forth in Sections 15.5, 15.6, and elsewhere in this Agreement, defend, indemnify, release and hold Buyer Group harmless from and against any and all Claims in favor of any third party to the extent arising from or related to:
(a)    Seller’s breach of any of its representations and warranties in this Agreement, excluding any Claims relating to title or environmental, other than Seller’s special warranty.
(b)    Seller’s breach of any of its covenants or agreements in and under this Agreement; and
(c)    the Retained Obligations;
REGARDLESS OF WHETHER ANY OF SUCH CLAIMS MAY BE ATTRIBUTABLE, IN WHOLE OR IN PART, TO THE STRICT LIABILITY OR NEGLIGENCE OF BUYER GROUP, SELLER OR THIRD PARTIES, WHETHER SUCH NEGLIGENCE IS ACTIVE OR PASSIVE, JOINT, CONCURRENT OR SOLE; PROVIDED, HOWEVER, THAT SELLER’S OBLIGATION TO INDEMNIFY BUYER PURSUANT TO SECTION 15.4(a) and SECTION 15.4(b), INCLUDING SELLER’S SPECIAL WARRANTY OF TITLE, SHALL APPLY ONLY FOR A PERIOD OF ONE (1) YEAR FOLLOWING THE CLOSING

DATE; PROVIDED, HOWEVER, SUCH INDEMNITY SHALL NOT INCLUDE INDEMNITY FOR BUYER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AND PROVIDED, FURTHER, HOWEVER THAT SELLER’S OBLIGATION TO INDEMNIFY BUYER PURSUANT TO SECTION 15.4(c) WITH RESPECT TO SELLER TAXES SHALL SURVIVE THE CLOSING ONLY UNTIL THE DATE THAT IS THIRTY (30) DAYS FOLLOWING THE EXPIRATION OF THE APPLICABLE STATUTE(S) OF LIMITATION.
15.5    Limitation on Indemnification.
(a)    Notwithstanding anything to the contrary contained herein, Seller shall have no obligation to indemnify Buyer unless, and then only to the extent that, (a) any individual Claim exceeds One Hundred Thousand and No/100 U.S. Dollars ($100,000.00) per item and (b) without limitation of the foregoing clause (a), the aggregate losses to which Buyer would be entitled to indemnification (but for the provision of this Section 15.5(a)) exceed a deductible (and not a threshold) equal to two percent (2%) of the Base Purchase Price. Notwithstanding anything to the contrary contained herein, Seller’s aggregate liability for the indemnification under Sections 15.4(a) and (b) above shall not exceed twenty percent (20%) of the Base Purchase Price. Such limitations set forth in this Section 15.5(a) on liability shall not apply to Claims related to the Retained Obligations or the Seller Fundamental Representations.
(b)    Notwithstanding anything to the contrary herein, Seller’s aggregate liability under Sections 15.4(a) through (c) above, including, for purposes of clarity, with respect to Claims related to the Retained Obligations and the Seller Fundamental Representations, shall not exceed one hundred percent (100%) of the Base Purchase Price.
15.6    Further Limitation on Indemnification. Neither Party shall have any obligation under this Article 15 with respect to any amount which has already been taken into account and applied to or against the Base Purchase Price in the Closing Settlement Statement or the Final Settlement Statement, provided, that such Party has paid all amounts due pursuant to this Agreement.
15.7    Indemnification Procedures.
(a)    General. All claims for indemnification under this Agreement shall be asserted and resolved pursuant to this Section 15.7. Any Person claiming indemnification hereunder is hereinafter referred to as the “Indemnified Party” and any Person against whom such claims are asserted hereunder is hereinafter referred to as the “Indemnifying Party.”
(b)    Claim Notice. In the event that a Party wishes to assert a claim for indemnity hereunder, such Party shall with reasonable promptness provide to the Indemnifying Party a written notice of the indemnity claim it wishes to assert on behalf of itself or another Indemnified Party, including the specific details of and specific basis under this Agreement for its indemnity claim (a “Claim Notice”). To the extent any Claims for which indemnification is sought are asserted against or sought to be collected from an Indemnified Party by a third party, such Claim Notice shall include a copy of all papers served on the applicable Indemnified Party with respect to such claim.

(c)    Notice Period. The Indemnifying Party shall have thirty (30) days from the personal delivery or receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not it disputes its liability hereunder with respect to such Claims and (ii) with respect to any Claims arising out of, associated with, or relating to third party claims, whether or not it desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against any such Claims. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Claims, the Indemnifying Party shall have the right to defend all appropriate proceedings with counsel of its own choosing. If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense.
(d)    Cooperation. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Claims that the Indemnifying Party elects to contest; provided, that the Indemnifying Party will not be required to submit any counterclaim or cross-complaint on the Indemnified Party’s behalf. Such cooperation shall include the retention and provision to the Indemnifying Party of all records and other information that are reasonably relevant to the Claims at issue.
(e)    Settlement. No third party claim that is the subject of indemnification hereunder may be settled or otherwise compromised without the prior written consent of the Indemnifying Party. No such claim may be settled or compromised by the Indemnifying Party without the prior written consent of the Indemnified Party unless such settlement or compromise (i) entails a full and unconditional release of the Indemnified Party (and any other members of the Indemnified Party’s group, i.e., all Seller Indemnified Parties or all Buyer Indemnified Parties) without any admission or finding of fault or liability and (ii) does not impose on the Indemnified Party any material non-financial obligation or any financial obligation that is not fully paid by the Indemnifying Party.
15.8    Remedies. The Parties agree that the sole and exclusive post-Closing remedy of any Party to this Agreement, any Indemnified Party or their respective Affiliates with respect to this Agreement or any other claims relating to the events giving rise to this Agreement and the transactions provided for in this Agreement or contemplated by this Agreement or by any other such claims relating to the Assets shall be limited to the provisions contained in this Agreement and the special warranty of Defensible Title contained in the Conveyances.
15.9    Waiver of Right to Rescission. The Parties acknowledge that, following the Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money shall be adequate compensation, following the Closing, Buyer and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.
15.10    Tax Treatment of Indemnification Payments. For all Tax purposes, the Parties agree to treat (and will cause each of their respective Affiliates to treat) any indemnification payment made under this Article 15 as an adjustment to the Base Purchase Price.

15.11    Non-Compensatory Damages. None of the Buyer Group nor the Seller Group shall be entitled to recover from Seller or Buyer, as applicable, or any of their respective Affiliates, any special, indirect, consequential, punitive, exemplary, remote or speculative damages (including damages for lost profits of any kind) arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such Party suffers such damages to a third party, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, each of Buyer, on behalf of each member of the Buyer Group, and Seller, on behalf of each member of the Seller Group, waives any right to recover any special, indirect, consequential, punitive, exemplary, remote or speculative damages (including damages for lost profits of any kind) arising in connection with or with respect to this Agreement or the transactions contemplated hereby.
15.12    Disclaimer of Application of Anti-Indemnity Statutes. The Parties acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement and/or the transactions contemplated hereby.
ARTICLE 16
CASUALTY LOSS
Notwithstanding anything herein to the contrary, from and after the Effective Time, if the Closing occurs, Buyer shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any Well, collapsed casing or sand infiltration of any Well) and the depreciation of Facilities and Equipment due to ordinary wear and tear, in each case, with respect to the Assets, and Buyer shall not assert such matters as Casualty Defects hereunder. If, prior to the Closing, any of the Assets are substantially damaged or destroyed by fire or other casualty, or are taken in condemnation or under right of eminent domain (each, a “Casualty Defect”), Seller shall notify Buyer promptly after Seller obtains Knowledge of such event. Seller shall have the right, but not the obligation, to cure any such Casualty Defect by repairing such damage or, in the case of Facilities and Equipment, replacing the damaged Facilities and Equipment with reasonably equivalent items, no later than the Closing, insofar as the same are done to Buyer’s reasonable satisfaction. Upon the occurrence of the Closing, Seller shall pay to Buyer all sums paid to Seller by third parties by reason of any Casualty Defect to the extent related to the Assets and shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards, and other rights against third parties arising out of such Casualty Defect insofar as with respect to the Assets; provided, however, that Seller shall reserve and retain (and Buyer shall assign to Seller) all right, title, interest and claims against third parties for the recovery of Seller’s costs and expenses incurred prior to the Closing in repairing such Casualty Defect and/or pursuing or asserting any such insurance claims or other rights against third parties.
ARTICLE 17
NOTICES
All communications between Buyer and Seller required or permitted under this Agreement shall be in writing and addressed as set forth below. Any communication or delivery hereunder must be given by personal delivery (if signed for receipt), by certified or registered United States mail

(postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, transmitted via electronic mail or by facsimile transmission shall be deemed to have been made and the receiving Party charged with notice, when received except that if received after 5:00 p.m. (in the recipient’s time zone) on a Business Day or if received on a day that is not a Business Day, such notice, request or communication will not be effective until the next succeeding Business Day. All notices shall be addressed as follows:

SELLER	BUYER

ROCKCLIFF ENERGY OPERATING LLC	TELLURIAN PRODUCTION LLC

1301 McKinney Street, Suite 1300 Houston, Texas 77010 Attention: Christopher J. Simon Phone: 713-351-0570 Fax: 713-351-0501 Email: csimon@rockcliffenergy.com	1201 Louisiana, Suite 3100 Houston, Texas 77002 Attention: John K. Howie Phone: 832-962-4000 Email: john.howie@tellurianinc.com

with copies (which shall not constitute notice) to:	with copies (which shall not constitute notice) to:

Locke Lord LLP 600 Travis, Suite 2800 Houston, Texas 77002 Attention: David Patton Phone: (713) 226-1254 Email: dpatton@lockelord.com	Porter Hedges LLP 1000 Main Street, Suite 3600 Houston, Texas 77002 Attention: C. Randy King Phone: (713) 226-6603 Fax: (713)226-6203 Email: rking@porterhedges.com
Either Party may change their contact information for notice by giving written notice to the other Party in the manner provided in this Article 17.
ARTICLE 18
TERMINATION
18.1    Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:
(a)    by the mutual written agreement of Buyer and Seller;
(b)    by written notice from either Buyer or Seller if the Closing has not occurred on or before December 15, 2017 (the “Outside Date”); provided, further, however, that no Party may terminate this Agreement pursuant to this Section 18.1(b) if such Party’s breach of its representations and warranties or its failure to comply with its obligations or covenants under this Agreement caused the Closing not to occur on or before the Outside Date;
(c)    by Buyer, upon written notice to Seller, if there has been a breach by Seller of any representation, warranty or covenant contained in this Agreement that has prevented the satisfaction of any condition to the Closing in Section 10.2 (or is of such a magnitude or effect that it will not be possible for any such condition to be satisfied) and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Seller to the reasonable satisfaction of Buyer on or before the Outside Date;
(d)    by Seller, upon notice to Buyer, if there has been a breach by Buyer of any representation, warranty or covenant contained in this Agreement that has prevented the satisfaction of any condition to the Closing in Section 10.1 (or is of such a magnitude or effect that it will not be possible for any such condition to be satisfied) and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Buyer to the reasonable satisfaction of Seller on or before the Outside Date;
(e)    by either Buyer or Seller, upon notice to the other Party, if any Governmental Authority having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such injunction shall have become final and non-appealable;
(f)    by written notice from either Buyer or Seller if the aggregate sum of (i) the Title Defect Amounts for all uncured Title Defects timely and properly asserted in good faith pursuant to Article 7, and (ii) the Environmental Defect Values of all unremediated Environmental Defects timely and properly asserted in good faith pursuant to Article 8, exceed the Mutual Termination Threshold; in each case subject to Section 7.7; or
(g)    by Seller, pursuant to Section 7.7(b).
18.2    Return of Documentation and Confidentiality. Upon termination of this Agreement, Buyer shall return to Seller all title, engineering, geological and geophysical data, environmental assessments and/or reports, maps and other information furnished by or on behalf of Seller to Buyer or prepared by or on behalf of Buyer in connection with its due diligence investigation of the Assets, in each case in accordance with the Confidentiality Agreement, and an officer of Buyer shall certify same to Seller in writing.
ARTICLE 19
MISCELLANEOUS
19.1    Entire Agreement. This Agreement and all Exhibits and Schedules attached hereto and incorporated herein constitute the entire agreement between the Parties. Any previous negotiations or communications between the Parties are merged herein.
19.2    Confidentiality. The Parties understand and agree that the terms and provisions of that certain Nondisclosure Agreement dated as of August 26, 2017 by and between Buyer and Seller (the “Confidentiality Agreement”) shall remain in full force and effect until the Closing of the transactions contemplated by this Agreement. Notwithstanding the foregoing, with respect to the Retained Assets (including, for purposes of clarity, any documents, data, instruments, records or information included therein or otherwise related thereto) the Confidentiality Agreement, including, for purposes of clarity, all covenants, agreements and obligations set forth therein, shall remain in full force and effect in accordance with its terms from and after Closing. In the event of termination of this Agreement pursuant to Article 18, Buyer agrees to keep all of the terms of this transaction confidential for a period equal to the later of the date of termination of the Confidentiality Agreement or two (2) years following termination of this Agreement. Furthermore, any additional information obtained as a result of Buyer’s access to the Assets which does not specifically relate to the Assets shall continue to be treated as confidential for a period of two (2) years following the Execution Date and shall not be disclosed by Buyer without the prior written consent of Seller. The above restrictions on disclosure and use of information obtained pursuant to this Agreement shall not apply to information to the extent it: (a) is or becomes publicly available through no act or omission of Buyer or any of its consultants or advisors; (b) is subsequently obtained lawfully from a third party, where Buyer has made reasonable efforts to insure that such third party is not a party to or bound by any confidentiality agreement with Seller; or (c) is already in Buyer’s possession at the time of disclosure, without restriction on disclosure. If Buyer employs consultants, advisors or agents to assist in its review of the Assets, Buyer shall be responsible to Seller for ensuring that such consultants, advisors and agents comply with the restrictions on the use and disclosure of information set forth in this Section 19.2.
19.3    Survival. This Agreement shall be binding upon and shall inure to the benefit of the undersigned, their successors, heirs, assigns and corporate successors and may be supplemented, altered, amended, modified, or revoked by writing only, signed by both Parties. The representations made by Seller and Buyer under Article 5 and Article 6 shall continue in full force and effect for a period of one (1) year from and after the Closing Date.
19.4    Arbitration. The following matters as to which the Parties cannot reach an agreement shall be settled by arbitration as set forth below:
(a)    Title and Environmental Arbitration. All disputes arising out of, or in connection with, Article 7 or Article 8 above shall be settled by arbitration to be held in Houston, Texas. For each matter to be submitted to arbitration, such matter shall be determined by a single arbitrator (an “Arbitration Panel”), unless otherwise agreed by the Parties. The same arbitrator need not determine all matters submitted to arbitration. The arbitrator shall be (i) in the case of any title dispute arising under Article 7, a Person with at least ten (10) years’ experience examining oil and gas titles in the state where the applicable Assets are located, who shall not have worked as an employee, outside counsel or as a consultant for any Party or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute, and (ii) in the case of any environmental dispute arising under Article 8, a Person with at least ten (10) years’ experience in environmental corrective actions involving oil and gas properties in the state where the applicable Assets are located, who shall not have worked as an employee, outside counsel or as a consultant for any Party or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute and shall be appointed as follows. Within ten (10) Business Days of the request for arbitration, each Party shall exchange lists of five (5) acceptable, qualified arbitrators for the Arbitration Panel. Within two (2) Business Days following the exchange of lists of proposed arbitrators, the Parties shall select by mutual agreement one (1) arbitrator from the combined lists for the Arbitration Panel. If no such agreement is reached, each Party shall, by 5:00 pm Central Time of the second Business Day, identify a single arbitrator from their original list of five (5) acceptable arbitrators for the Arbitration Panel. The two (2) selected arbitrators shall then together select a third arbitrator for the respective Arbitration Panel within two (2) Business Days following their selection. Such third arbitrator shall serve as the appointed Arbitration Panel. If the two (2) party-appointed arbitrators are unable to agree, then the Houston office of the American Arbitration Association shall appoint the arbitrator under such conditions as the American Arbitration Association, in its sole discretion, deems necessary or advisable.
The Arbitration Panel shall resolve such disputed matters based on this Agreement and the application of the law of the situs of the Assets in dispute. The arbitration shall be conducted in accordance with the Texas Rules of Civil Procedure, as adjusted in the arbitrator’s good faith and reasonable discretion. Notwithstanding the Arbitration Panel’s ability to request documents from either Party in its reasonable discretion, neither Party shall have the right to demand discovery on the other Party. Any award by the arbitrator shall be final, binding and non-appealable, and judgment may be entered thereon in any court of competent jurisdiction. The Arbitration Panel shall act as an expert solely to determine the specific disputed matters, including the value of any Additional Interest, the Title Defect Amount attributable to any Title Defect and/or the Environmental Defect Value attributable to any Environmental Defect, as applicable. The Arbitration Panel may not award either Party any consequential damages, interest, costs, attorney’s fees, expenses, penalties, or injunctive relief. The fees charged by the Arbitration Panel for the arbitration, along with the costs and expenses of the Arbitration Panel, shall be paid one-half (1/2) by Buyer and one-half (1/2) by Seller. All information exchanged and any offers, promises, counter-offers, statements, or conduct displayed, whether such be written or oral, that is presented or made in the course of arbitration under this Section 19.4(a) shall be considered confidential and may not be used publicly or in any proceeding involving the Parties. Notwithstanding anything to the contrary in this Agreement, if Seller is not finally determined to be the prevailing party in any dispute settled pursuant to this Section 19.4(a), Seller shall have the right to elect to exclude from the transactions contemplated by this Agreement any Asset(s) affected by any such dispute(s) and reduce the Base Purchase Price by the Allocated Value of any such Asset(s) by delivering written notice to Buyer of such election within ten (10) Business Days following Seller’s receipt of written notice of the Arbitration Panel’s final resolution of any such disputed matter(s).
(b)    Accounting Arbitration. If the Parties are unable to resolve a dispute as to the Purchase Price within thirty (30) days after Buyer’s receipt of Seller’s proposed Final Settlement Statement and/or Allocation Schedule, as applicable, the Parties shall submit the dispute to a nationally-recognized, United States-based independent public accounting firm on which the Parties mutually agree in writing (the “Accounting Referee”); provided, however, that the Accounting Referee shall not have performed any material work for any Party or its respective Affiliates within three (3) years of the Execution Date. The Parties shall send a written request to serve to the Accounting Referee and the Accounting Referee shall have five (5) Business Days to agree to serve. In the event the Accounting Referee is unable or unwilling to serve, absent agreement by the Parties as to a replacement for such Accounting Referee within two (2) Business Days after such notification, the Accounting Referee shall be a nationally recognized accounting firm not materially associated with Seller or Buyer as selected by the Houston, Texas, office of the American Arbitration Association. Within five (5) Business Days after the Accounting Referee has agreed to serve as such or has been appointed by the Parties or the Houston, Texas office of the American Arbitration

Association, as applicable, each Party shall summarize its position with regard to the disputed adjustments and/or allocations, as applicable, in a written document of ten (10) pages or less and submit such summaries to the Accounting Referee, together with the Final Settlement Statement and/or Allocation Schedule, as applicable, Buyer’s written report containing its objections thereto and any other documentation such Party may desire to submit. Seller shall also furnish the Accounting Referee with a copy of this Agreement. The Parties shall instruct the Accounting Referee that, within fifteen (15) Business Days after receiving the Parties’ respective submissions, the Accounting Referee shall render a decision with respect to each disputed adjustment and/or allocation, as applicable, based on the terms of the Agreement and the materials described above. The Accounting Referee, however, may not render a decision with respect to any disputed adjustment and/or allocation, as applicable, in excess of the highest value for such disputed adjustment and/or allocation, as applicable, as claimed by the Parties or lower than the lowest value for such disputed adjustment as claimed by the Parties. The Accounting Referee shall calculate only the disputed adjustments and/or allocations, as applicable, addressed by Buyer in its written report regarding the Final Settlement Statement and/or Allocation Schedule, as applicable, that are not otherwise resolved and agreed upon in writing by Seller and Buyer after the initiation of the procedures contained in this Section 19.4(b). Each decision with respect to any disputed adjustment to the Final Settlement Statement and/or any disputed allocation set forth in the Allocation Schedule, as applicable, that is rendered by the Accounting Referee in accordance with this Section 19.4(b) shall be final, conclusive and binding on Seller and Buyer and shall be enforceable against each of the Parties in any court of competent jurisdiction. The costs and expenses of such Accounting Referee shall be borne one-half (1/2) by Buyer and one-half (1/2) by Seller. The Accounting Referee shall be authorized to resolve only the specific disputed aspects of the Final Settlement Statement and/or Allocation Schedule, as applicable, submitted by the Parties as provided above and may not award damages, interest or penalties to any Party with respect to any matter. All information exchanged and any offers, promises, counter-offers, statements, or conduct displayed, whether such be written or oral, that is presented or made in the course of arbitration under this Section 19.4(b) shall be considered confidential and may not be used publicly or in any proceeding involving the Parties.
(c)    Enforcement; Remedies. A Party may, prior to the appointment of an arbitrator under this Section 19.4, seek temporary injunctive relief from any court of competent jurisdiction in order to prevent irreparable harm; provided, that (i) the Party seeking such relief shall (if arbitration has not already been commenced and to the extent not inconsistent with the other terms of this Agreement) simultaneously commence arbitration, and (ii) any temporary injunctive relief shall automatically terminate upon the final decision of an arbitrator hereunder.
19.5    Choice of Law. THIS AGREEMENT AND ITS PERFORMANCE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY RULES OR PRINCIPLES OF CONFLICTS OF LAW THAT MIGHT OTHERWISE REFER TO THE LAWS OF ANOTHER JURISDICTION. ANY SUIT OR PROCEEDING HEREUNDER SHALL BE BROUGHT EXCLUSIVELY IN HARRIS COUNTY, TEXAS AND EACH PARTY CONSENTS TO THE PERSONAL JURISDICTION OF THE COURTS, STATE AND FEDERAL, LOCATED THEREIN. EACH PARTY AGREES TO WAIVE ANY OBJECTION THAT THE STATE OR FEDERAL COURTS OF HARRIS COUNTY, TEXAS ARE AN INCONVENIENT FORUM.

19.6    Assignment. Except as set forth in this Section 19.6, the rights and obligations under this Agreement may not be assigned by any Party without the prior written consent of the other Party, with the exception that Buyer may assign such rights and obligations to an Affiliate prior to Closing. In addition, Buyer shall have the right to designate an Affiliate as an assignee for all or part of the Assets to be conveyed at Closing. Notwithstanding the foregoing, no such assignment or designation by Buyer to an Affiliate shall relieve Buyer of any of its obligations or liabilities under this Agreement.
19.7    No Admissions. Neither this Agreement, nor any part hereof, nor any performance under this Agreement shall constitute or be construed as a finding, evidence of, or an admission or acknowledgment of any liability, fault, or past or present wrongdoing, or violation of any law, rule, regulation, or policy, by either Seller or Buyer or by their respective officers, directors, employees, or agents.
19.8    Waivers and Amendments. Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the other Party claiming the benefit of such amendment or waiver.
19.9    Counterparts. This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument. Execution can be evidenced by facsimile or email transmission of signature pages with original signature pages to promptly follow in due course.
19.10    Third-Party Beneficiaries. Neither this Agreement nor any performances hereunder by Seller or Buyer shall create any right, claim, cause of action, or remedy on behalf of any Person not a Party hereto. Any claim for indemnification hereunder on behalf of any Party entitled to indemnity hereunder must be administered by a Party.
19.11    Specific Performance. Seller acknowledges that Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by Seller could not be adequately compensated in all cases by monetary damages alone. Accordingly, prior to Closing, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, Buyer shall be entitled to enforce any provision of this Agreement by a decree of specific performance. Additionally, after Closing, in addition to any other right or remedy to which either Party may be entitled, at law or in equity, each Party shall be entitled to enforce any provision of this Agreement by a decree of specific performance. Neither Party shall be required to provide any bond or other security in connection with seeking an injunction or injunctions to enforce specifically the terms and provisions of this Agreement.
19.12    Public Communications. After the Execution Date, either Party may make a press release or public communication concerning this transaction with the exception that any such communication shall not include the name of the non-disclosing Party without their prior written consent; provided, however, that any such press release or public communication is subject to the other Party’s prior review and approval (which shall not be unreasonably withheld, conditioned or delayed); provided, further, however, that, notwithstanding the foregoing, prior to or after the Closing, if Buyer (including any of its parent entities), on the one hand, or Seller (including any of its parent entities), on the other hand, is required to make any statement, declaration, or public announcement regarding this Agreement or the transactions contemplated hereunder (a) pursuant to (i) law, (ii) applicable rules or regulations of any national securities exchange, or (iii) the terms of such Party’s (including such Party’s respective parent entities) indentures, loan agreements, credit agreements or other similar debt agreements or financial instruments or (b) to any Governmental Authority or third party holding a Preferential Purchase Right, Consent right or any other similar right that may be applicable to the transactions contemplated by this Agreement as may be reasonably necessary to provide notices to such Persons and/or seek waivers, amendments or terminations of such any such rights or to seek any such Consents, then the same may be made without the approval of the other Party, but only to the extent the name of Seller is omitted from such statement, declaration, or announcement if permitted by such law, rules, regulations or terms.
19.13    Headings. The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.
19.14    Expenses. Except as otherwise provided in this Agreement, each of the Parties hereto shall pay its own fees and expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated by this Agreement, including brokers’ fees. Buyer shall be responsible for the cost of all fees for the recording of the Conveyances relating to the Assets. All other costs shall be borne by the Party incurring them.
19.15    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in force and effect to the extent not held invalid or unenforceable.
19.16    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party against the Party Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.
19.17    Matters Related to Samson PSA. The Parties acknowledge that as of the execution of this Agreement the Assets are owned by one or more members of the Samson Seller Group and are subject to the Samson PSA pursuant to which Seller has the right to purchase the Assets, along with other assets, on the terms and conditions set forth therein. To address the contingencies that exist because closing of the Samson PSA has not occurred, notwithstanding anything to the contrary in this Agreement (even if such other provision of the Agreement provides that it governs notwithstanding anything to the contrary in this Agreement), the Parties agree as follows:

a.	The closing of the Samson PSA is a condition precedent to the obligations of the Parties to the Closing of the transaction contemplated herein.

b.
The closing of the Samson PSA is extended for any reason (e.g. an extension under a provision in the Samson PSA similar to Section 7.5(c) above), then the Closing under this Agreement shall be extended so as to cause the Closing hereunder to be not less than forty seven (47) days after the Records Access Date.

c.
If Closing hereunder does not occur for any reason other than Buyer not having satisfied its conditions to close or Buyer being in breach under the Agreement on or before the Outside Date, then this Agreement may be terminated by Buyer in its sole discretion and the obligations of the Parties hereunder shall be of no further force and effect other than the obligation of Seller and Buyer to notify the Escrow Agent to return the Deposit to Buyer and any mutually agreed to obligations of the Parties in respect of any shared due diligence costs.

d.
In the event that the transaction contemplated under the Samson PSA closes, but certain of the Assets are excluded from the Assets actually conveyed to Seller by the Samson Seller Group at such closing (whether as a result of a permanent exclusion or as a result of such Assets being temporarily excluded, set aside or withheld, those Assets will be excluded from the Assets at Closing and the Purchase Price shall be reduced by the Allocated Value of such excluded Assets. In the event that any such exclusion, set aside or withholding was temporary and as and when Seller later acquires such affected Assets from Samson, Buyer will have the obligation to acquire the affected Assets from Seller under the terms otherwise provided for in this Agreement (including without limitation Buyer’s right to conduct its title and environmental due diligence in respect of such Assets and to assert Title and Environmental Defects in respect of such Assets, to identify and resolve consents to assign and Preferential Rights in respect of such Assets and to exercise and observe Buyer’s and Seller’s rights, obligations and conditions under this Agreement such as the right and obligations to cure, remediate exclude, dispute and arbitrate Defects and the related Assets within 180 days of any subsequent Closing). Subject to the terms prescribed above, such subsequent Closing with respect to each such affected Asset will be conducted within twenty (20) days of Seller’s acquisition of the applicable affected Asset. Any such Asset not acquired by Buyer will become an Excluded Asset. Buyer shall provide notice of any Defects to Seller no later than three (3) days prior to such subsequent Closing.

e.
In the event that the transaction contemplated under the Samson PSA closes, but pursuant to the terms of the Samson PSA certain of the Assets are conveyed to Seller subject to the rights or obligations of Seller or the Samson Seller Group to cure, remediate or dispute Title or Environmental Defects affecting such Assets or to subsequently exclude such Assets from the Samson transaction, those Assets will be excluded from the Assets at Closing and the Purchase Price shall be reduced by the Allocated Value of such excluded Assets. As and when the such Defects resolution matters are finally resolved among Seller and the Samson Seller Group, Buyer will have the obligation to acquire the affected Assets from Seller under the terms otherwise provided for in this Agreement (including without limitation Buyer’s right to conduct its title and environmental due diligence in respect of such Assets and to assert Title and Environmental Defects in respect of such Assets, to identify and resolve consents to assign and Preferential Rights in respect of such Assets and to exercise and observe Buyer’s and Seller’s rights, obligations and conditions under this Agreement such as the right and obligations to cure, remediate, exclude, dispute and arbitrate Defects and the related Assets within 180 days of any subsequent Closing). Subject to the terms prescribed above, such subsequent Closing with respect to each such affected Asset will be conducted within twenty (20) days of Seller’s acquisition of the applicable affected Asset. Any such Asset not acquired by Buyer will become an Excluded Asset. Buyer shall provide notice of any Defects to Seller no later than three (3) days prior to such subsequent Closing.

19.18    Interpretation. In this Agreement, unless a clear contrary intention appears: (a) the singular form includes the plural form and vice versa; (b) reference to any Person includes such Person’s successors and assigns but only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (c) reference to any gender includes each other gender; (d) reference to any agreement (including this Agreement), document, or instrument means, unless specifically provided otherwise, such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (e) reference to any law means, unless specifically provided otherwise, such law as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any law means, unless specifically provided otherwise, that provision of such law from time to time in effect and constituting the substantive amendment, modification, codification, replacement, or reenactment of such section or other provision; (f) reference in this Agreement to any Article, Section, Schedule, or Exhibit means such Article or Section hereof or Schedule or Exhibit hereto; (g) “hereunder”, “hereof”, “hereto”, and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section, or other provision thereof; (h) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (i) “or” is not exclusive; (j) relative to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; (k) the Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein; provided, that in the event a word or phrase defined in this Agreement is expressly given a different meaning in any Schedule or Exhibit, such different definition shall apply only to such Schedule or Exhibit defining such word or phrase independently, and the meaning given such word or phrase in this Agreement shall control for purposes of this Agreement, and such alternative meaning shall have no bearing or effect, on the interpretation of this Agreement; (l) all references to “Dollars” means United States Dollars; (m) references to “days” shall mean calendar days, unless the term “Business Days” is used; and (n) except as otherwise provided herein, all actions which any Person may take and all determinations which any Person may make pursuant to this Agreement may be taken and made at the sole and absolute discretion of such Person; (o) the phrase “make available” and words of similar import means that Buyer or one of its Affiliates and/or representatives has had the opportunity, prior to the Execution Date (or such other relevant date as may be determined by the context in which such phrase or other similar words are used) to review any applicable documents or materials (i) at the offices of Seller or one of its Affiliates and/or representatives and/or (ii) electronically by (A) virtue of such documents or materials being contained in the virtual data room maintained by the Advisors, including the facts and circumstances underlying the same or (B) any other electronic means provided by Seller or one of its Affiliates and/or representatives.
[Signature pages follow]

IN WITNESS WHEREOF, Seller has executed this Agreement on the Execution Date.
“SELLER”

ROCKCLIFF ENERGY OPERATING LLC

By: /s/ Alan Smith
Name:     Alan L. Smith
Title:     President & Chief Executive Officer

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IN WITNESS WHEREOF, Buyer has executed this Agreement on the Execution Date.

“BUYER”

TELLURIAN PRODUCTION LLC

By: /s/ John Howie
Name:     John Howie
Title:     President

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